EXHIBIT 10.37

9701 JERONIMO ROAD

OFFICE LEASE

This Office Lease, which includes the preceding Summary attached hereto and incorporated herein by this reference (the Office Lease and Summary to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between 9701 JERONIMO HOLDINGS, LLC, a California limited liability company (“Landlord”) and INTRALASE CORP., a Delaware corporation (“Tenant”).

ARTICLE 1

BUILDING AND PREMISES

1.1 Building and Premises. Upon and subject to the terms set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises set forth in Section 6.1 of the Summary (the “Premises”), which Premises are located in the Building defined in Section 6.2 of the Summary. The outline of the Premises is set forth in Exhibit A attached hereto. Tenant’s use of the Premises shall be subject to the rules, regulations and restrictions attached hereto as Exhibit B (the “Rules and Regulations”). Landlord reserves the right to (but it shall not be obligated to) make alterations or additions to or to change the location of elements of the Building to comply with any governmental mandates to the extent Tenant was required to do so by the terms of this Lease and Tenant fails to do so.

1.2 Condition of Premises. Except as expressly set forth in this Lease and in the Tenant Work Letter attached hereto as Exhibit D, Landlord shall not be obligated to provide or pay for any improvements, work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “AS IS” condition on the Lease Commencement Date. Tenant also acknowledges that Landlord has made no representation or warranty regarding the condition of the Premises or the Building, except as specifically set forth in this Lease and the Tenant Work Letter. As of the date the Premises are delivered to Tenant, Landlord shall, at its sole cost and expense, cause the Building to comply with all applicable governmental laws, statutes and ordinances (including, without limitation, the Americans with Disabilities Act) (collectively, the “Governmental Laws”) which are in effect as of such date except to the extent such compliance is required as a result of Tenant’s specific and unique use of the Premises, in which case Tenant shall be solely responsible for compliance. Thereafter, Landlord shall assume responsibility for compliance of the Premises with the Americans with Disabilities Act, except to the extent such compliance is required as a result of Tenant’s alterations, repairs or improvements in the Premises or Tenant’s specific and unique use of the Premises.

1.3 Rentable Square Feet. The parties estimate that the approximate Rentable Square Feet of the Premises is 128,670 Rentable Square Feet. The Rentable Square Feet of the Premises may be confirmed by Tenant, by remeasurement in accordance with the standards set forth in ANSI Z65.1-1996 as promulgated by the Building Owners and Managers Association (“BOMA Standard”), for measuring gross building area. Tenant shall have the right, exercisable within one hundred eighty (180) days after the Lease Commencement Date, to remeasure the Premises within such one hundred eighty (180) day period. In the event that subsequent remeasurement of the Premises by Tenant, within the time period specified above, indicates that the square footage measurement prepared by Landlord produces a square footage number in excess of or lower than the square footage number which would have resulted had the BOMA Standard been properly utilized, any payments due to Landlord from Tenant based upon the amount of square feet contained in the Premises shall be proportionally, retroactively and prospectively reduced or increased, as appropriate, to reflect the actual number of square feet, as properly remeasured under the BOMA Standard. If Landlord disagrees with Tenant’s remeasurement and if a dispute occurs regarding the final accuracy of such BOMA measurements and cannot be resolved after good-faith deliberations, such dispute and any resulting adjustments will be resolved pursuant to binding arbitration using the arbitration procedure set forth in Section 2.2 below with the necessary modifications to reflect an arbitration as to square footage

9701 Jeronimo Road
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ARTICLE 2

LEASE TERM

2.1 Lease Term. The terms and provisions of this Lease shall be effective as of the date of this Lease. The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.3 of the Summary, subject to the terms of Section 5 of Exhibit D, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.4 of the Summary, unless this Lease is sooner terminated as hereinafter provided. For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term; provided, however, that the first Lease Year shall commence on the Lease Commencement Date and the last Lease Year shall end on the Lease Expiration Date. At any time during the Lease Term, Landlord may deliver to Tenant an amendment to this Lease confirming the Lease Commencement Date and Lease Expiration Date, in the form as set forth in Exhibit C, attached hereto, which Tenant shall execute and return to Landlord within five (5) days of receipt thereof.

2.2 Option Term. Landlord hereby grants to the Tenant the number of options to extend the Lease Term for the period of years set forth in the Summary of Basic Lease Information (the “Option Term”), which option shall be exercisable only by written notice (“Option Notice”) delivered by Tenant to Landlord as provided in Section 2.2.2 below, provided that, as of the date of delivery of such notice and, at Landlord’s option, as of the last day of the initial Lease Term, Tenant is not in default under this Lease after expiration of applicable cure periods. The right contained in this Section 2.2 may not be assigned separately from Tenant’s interest in this Lease.

2.2.1 Option Rent. The Rent payable by Tenant during the Option Term (the “Option Rent”) shall be equal to 95% of the then prevailing fair market rent for the Premises as of the commencement date of the Option Term, but not below the sum of Base Rent plus Tenant’s Share of Operating Expenses payable by Tenant immediately prior to the Option Term and shall have the same annual percentage escalations as the original Lease Term. The then prevailing fair market rent shall be the rental rate, including all escalations, at which new, non-renewal tenants, as of the commencement of the Option Term, are leasing non-sublease, non-encumbered space comparable in size, location and quality to the Premises for a comparable term, which comparable space is located in comparable buildings in the surrounding area within a radius of five (5) miles. In no event shall the Option Rent be less than the monthly rent being paid in the last month of the initial Term.

2.2.2 Exercise of Option. The option contained in this Section 2.2 shall be exercised by Tenant, if at all, only in the following manner: (i) Tenant shall deliver written notice (“Interest Notice”) to Landlord on or before the date which is nine (9) months prior to the expiration of the initial Lease Term, stating that Tenant is interested in exercising its option; (ii) Landlord, after receipt of Tenant’s notice, shall deliver notice (the “Option Rent Notice”) to Tenant not less than seven (7) months prior to the expiration of the initial Lease Term, setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the earlier of (A) the date occurring six (6) months prior to the expiration of the initial Lease Term, and (B) the date occurring thirty (30) days after Tenant’s receipt of the Option Rent Notice, exercise the option by delivering the Option Notice to Landlord and upon, and concurrent with, such exercise, Tenant may, at its option, object to the Option Rent determined by Landlord. Failure of Tenant to deliver the Interest Notice to Landlord on or before the date specified in (i) above or to deliver the Option Notice to Landlord on or before the date specified in (iii) above shall be deemed to constitute Tenant’s failure to exercise its option to extend. If Tenant timely and properly exercises its option to extend, the Lease Term shall be extended for the Option Term upon all of the terms and conditions set forth in this Lease, except that the Rent shall be as indicated in the Option Rent Notice unless Tenant, concurrently with its exercise, objects to the Option Rent contained in the Option Rent Notice, in which case the parties shall follow the procedure as set forth in Section 2.2.3 below.

2.2.3 Determination of Option Rent. In the event Tenant exercises its option to extend but objects to Landlord’s determination of the Option Rent concurrently with its exercise of the option to extend, Landlord and Tenant shall attempt to agree in good faith upon the Option Rent. If Landlord and Tenant fail to

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reach agreement within thirty (30) days following Tenant’s delivery of the Option Notice (the “ Outside Agreement Date”), then each party shall make a separate determination of the Option Rent within five (5) business days after the Outside Agreement Date, concurrently exchange such determinations and such determinations shall be submitted to arbitration in accordance with the following:

2.2.3.1 Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker or appraiser who shall have been active over the five (5) year period ending on the date of such appointment in the leasing (or appraisal, as the case may be) of commercial office buildings in the area in which the Building is located. The determination of the arbitrators shall be limited solely to the issue of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Option Rent, as determined by the arbitrators, taking into account the requirements of Section 2.2.1 of this Lease (i.e., the arbitrators may only select Landlord’s or Tenant’s determination and shall not be entitled to make a compromise determination). Each such arbitrator shall be appointed within fifteen (15) business days after the applicable Outside Agreement Date.

2.2.3.2 The two (2) arbitrators so appointed shall within five (5) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

2.2.3.3 The three (3) arbitrators shall within five (5) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted Option Rent and shall notify Landlord and Tenant thereof.

2.2.3.4 The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.

2.2.3.5 If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) business days after the applicable Outside Agreement Date, the arbitrator appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

2.2.3.6 If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the Option Rent to be decided shall be forthwith submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instruction set forth in this Section 2.2.3.

2.2.3.7 The cost of arbitration shall be paid by Landlord and Tenant equally.

2.3 Early Entry. Tenant may, from and after the date hereof, enter the Premises in order to install cables, phone and computer systems and/or furniture and equipment. If Tenant desires to exercise its right of early entry in accordance with the provisions of this Section, Tenant further agrees (i) to provide to Landlord at least three (3) business days advance written notice of the date of its intended entry, (ii) that Tenant shall pay for and provide certificates evidencing the existence and amounts of liability insurance carried by Tenant, which insurance shall comply with the terms and conditions of this Lease, (iii) that Tenant and its employees, contractors and agents shall comply with all applicable laws, regulations, permits and other approvals applicable to such early entry work on the Premises, (iv) that Tenant and its employees, contractors and agents shall not interfere with or delay in any manner the construction of the Tenant Improvements, (v) that during such early occupancy period, Tenant shall comply with all other terms and conditions of the Lease other than the payment of Rent and (vi) Tenant shall be responsible for and shall indemnify Landlord for any damage to Landlord’s work or installations in the Premises caused by Tenant, its employees, contractors and agents.

2.4 Early Termination. Tenant shall have the option to terminate and cancel this Lease effective as of the last day of the eighty-fourth (84th) full calendar month of the Lease Term by delivering to Landlord on or before the last day of the seventy-eighth (78th) full calendar month of the Lease Term: (a) written notice of

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Tenant’s exercise of said option, and (b) an amount equal to the unamortized value of the cost of (i) all Tenant Improvements constructed by Landlord pursuant to the Tenant Work Letter, (ii) all brokerage commissions paid by Landlord in connection with leasing the Premises to Tenant, and (iii) any other economic concessions provided, paid, granted or incurred by Landlord in connection with this Lease, including rent abatement. The unamortized value of such concessions shall be determined by taking the total value of such concessions and multiplying such value by a fraction, the numerator of which is the number of months of the Lease Term not yet elapsed as of the date on which the Lease is terminated, and the denominator of which is the total number of months of the Lease Term using an interest rate of ten percent (10%). If Tenant properly and timely exercises said option, the Lease shall expire at midnight on the last day of the eighty-fourth (84th) full calendar month of the Lease Term.

ARTICLE 3

BASE RENT

3.1 Base Rent. Tenant shall pay, without notice or demand, to Landlord at the address specified in Section 3 of the Summary, or, at Landlord’s option, such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ( “Base Rent”) as set forth in Section 8 of the Summary, payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever. The Base Rent for the first full calendar month of the Lease Term shall be paid at the time of Tenant’s execution of this Lease. If any rental payment date (including the Lease Commencement Date) falls on a day of a calendar month other than the first day of such calendar month or if any Rent payment is for a period which is shorter than one calendar month (such as during the last month of the Lease Term), the Rent for any fractional calendar month shall be the proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs. All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

3.2 Rent Abatement. Notwithstanding anything to the contrary set forth herein, and provided that Tenant shall faithfully perform all of the terms and conditions of this Lease, Landlord hereby agrees to abate Tenant’s obligation to pay the Base Rent for the first (1st), second (2nd), third (3rd) and fourth (4th) months of the Lease Term. During such abatement period, Tenant shall continue to be responsible for the payment of all Additional Rent which Tenant is required to pay under this Lease. In the event of a default by Tenant under the terms of this Lease which results in early termination of this Lease, then as a part of the recovery set forth in this Lease, Landlord shall be entitled to the recovery of the Base Rent which was abated under the provisions of this Section and such Base Rent shall not be deemed to have been forgiven or abated, but shall become immediately due and payable as unpaid rent which had been earned at the time of termination.

ARTICLE 4

ADDITIONAL RENT

4.1 General Terms. As set forth in this Article 4, in addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay “Tenant’s Share” of the annual “Operating Expenses,” as those terms are defined in Sections 4.2.5 and 4.2.3 of this Lease, respectively, allocated to the tenants of the Building pursuant to the terms of Section 4.3 below. Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the “Additional Rent”, and the Base Rent and the Additional Rent are sometimes herein collectively referred to as “Rent.” All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent. Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay the Additional Rent provided for in this Article 4 shall survive the expiration of the Lease Term.

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4.2 Definitions. As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1 “Expense Year” shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires; provided, that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any twelve (12) consecutive month period, and, in the event of any such change, Tenant’s Share of the Direct Expenses and Tenant’s Share of the Utilities Costs shall be equitably adjusted for any Expense Year involved in any such change.

4.2.2 “Operating Expenses” shall mean all expenses, costs and amounts of every kind and nature incurred in connection with the ownership, management, maintenance, repair, replacement, restoration or operation of the Building, including, without limitation, any amounts paid or incurred for (i) the cost of supplying all utilities servicing the Building not paid by Tenant directly to the applicable utility provider; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting the validity or applicability of any governmental enactments which may affect Operating Expenses, and the costs incurred in connection with the implementation and operation of a transportation system management program or a municipal or public shuttle service or parking program; (iii) the cost of all insurance required by Landlord to be maintained pursuant to this Lease; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Building, or any portion thereof which Tenant fails to perform; (v) the cost of parking area repair, restoration, and maintenance, including, but not limited to, resurfacing, repainting, restripping, and cleaning which Tenant fails to perform; (vi) fees, charges and other costs, including consulting fees, legal fees and accounting fees, of all contractors and consultants; (vii) payments under any easement, license, operating agreement, declaration, covenant, conditions and restrictions, or any other instrument pertaining to the sharing of costs by the Building, or any portion thereof; (viii) the cost of alarm and security service, exterior window cleaning, trash removal, replacement of wall and floor coverings, ceiling tiles and fixtures in lobbies, corridors, restrooms and other common or public areas or facilities, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; and (ix) the cost of any capital improvements made to the Building after the Lease Commencement Date that are required under any governmental law or regulation that was not applicable to the Building as of the date of this Lease and/or replacement of worn-out systems and/or mechanical equipment; provided, however, that each such permitted expenditure shall be amortized (including interest on the unamortized cost) over its useful life as determined under generally accepted accounting principles.

Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include: (A) except as otherwise set forth above in this Section 4.2.4, interest on debt and amortization on mortgages; (B) ground lease payments; (C) costs of leasing commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Real Property; (D) any costs expressly excluded from Operating Expenses elsewhere in this Lease; (E) costs of any items to the extent Landlord receives reimbursement from insurance proceeds (such proceeds to be excluded from Operating Expenses in the year in which received, except that any deductible amount under any insurance policy shall be included within Operating Expenses) or from a third party; (F) tax penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments or file returns when due; (G) costs arising from Landlord’s charitable or political contributions; (H) expenses incurred with respect to the installation of tenant or other occupants improvements made for tenants or other occupants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space exclusively for tenants or other occupants of the Building; (I) depreciation, amortization and interest payments, all as determined in accordance with generally accepted accounting principles, consistently applied; (J) marketing costs including leasing commissions, attorneys’ fees and other consultant fees in connection with the negotiation and preparation of leases and related agreements; (K) expenses in connection with services or other benefits which are not offered to Lessee or for which Lessee is charged directly by Landlord or an independent contractor or a utility, but which are provided to another tenant or occupant of the Building the cost of which is included as Operating Expenses; (L) expenses incurred by Landlord due to the violation by Landlord or any tenant of the terms and conditions of any lease of space in the Building, and penalties incurred as a result of Landlord’s negligence, inability or unwillingness to make payments and/or to file any tax or informational returns when due; (M) overhead and

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profit increment paid to Landlord or to subsidiaries or affiliates of Landlord for goods and/or services in the Building to the extent the overhead and profit increment exceeds the costs of such goods and/or services rendered by unaffiliated third parties on a competitive basis for similar projects; (N) advertising and promotional expenditures, and costs of signs in or on the Building identifying the owner of the Building or other tenants’ signs; (O) costs incurred by Landlord for the repair of damage to the Building, to the extent that Landlord is reimbursed by insurance proceeds; (P) any bad debt loss, rent loss, or reserves for bad debts or rent loss or reserves of any kind; (Q) all items and services for which Lessee or any other tenant in the Building is obligated to reimburse Landlord; (R) electric power and other utility costs for which any tenant (including Lessee) directly contracts with a public service company; (S) tax penalties for failure to make payments prior to delinquency; (T) costs arising from the gross negligence or willful misconduct of Landlord; (U) any finders fees, brokerage commissions or the like; (V) legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and any other tenant; (W) management fees; and (X) any cost for which Tenant is responsible under this Lease unless Tenant fails to perform its obligation and Landlord performs such obligation after the expiration of applicable notice and cure periods in accordance with Section 7.2 hereof.

Landlord further agrees that (i) Landlord will not collect or be entitled to collect Operating Expenses from all of its tenants in an amount which is in excess of 100% of the Operating Expenses actually paid by Landlord in connection with the operation of the Building (inclusive of any management fee whether paid to Landlord or a third party), (ii) Landlord shall make no profit from Landlord’s collections of Operating Expenses, and (iii) Landlord will not “double recover” any Operating Expenses.

4.2.3 “Tax Expenses” shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes or charges, business or license taxes or fees, annual or periodic license or use fees, open space charges, housing fund assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay or incur during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Real Property or Landlord’s interest therein.

4.2.3.1 Tax Expenses shall include, without limitation:

(i) any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, conservation, refuse removal and for other governmental services formerly provided without charge to property owners or occupants, and, in further recognition of the decrease in the level and quality of governmental services and amenities as a result of Proposition 13, Tax Expenses shall also include any governmental or private assessments or the contribution of the Building towards a governmental or private cost-sharing agreement for the purpose of augmenting or improving the quality of services and amenities normally provided by governmental agencies. It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(ii) any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any gross income tax with respect to the receipt of such Rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof;

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(iii) any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises;

(iv) any possessory taxes charged or levied in lieu of real estate taxes; and

(v) any expenses incurred by Landlord in attempting to protest, reduce or minimize Tax Expenses.

4.2.3.2 Intentionally Omitted.

4.2.3.3 Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses: (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord’s general or net income (as opposed to rents, receipts or income attributable to operations at the Building); and (ii) any items paid by Tenant under Section 4.4 of this Lease.

4.2.4 “Utilities Costs” shall mean the cost of all utilities supplied for the Building (including, without limitation, water, sewer, electricity, telephone and HVAC), other than those utilities which are paid directly by Tenant. Notwithstanding anything herein to the contrary, and in addition to Tenant’s obligations to pay items of Additional Rent as described in this Lease, throughout Tenant’s occupancy of the Premises, whether prior to, during or after the Lease Term, Tenant shall pay directly for all utilities and services supplied to the Premises, including but not limited to electricity, telephone, water and/or gas, together with any taxes thereon (“Tenant’ s Utilities”). If any of Tenant’s Utilities are not separately metered or billed to the Premises, Tenant shall pay to Landlord, as Additional Rent, a reasonable proportion to be determined by Landlord of all such charges jointly metered or billed with other premises in the Building, in the manner and within the time periods set forth above for Additional Rent. The responsibility for providing and the cost of any such Tenant’s Utilities delivered to or consumed on the Premises (except for standard air conditioning and heating) shall be controlled by the terms and conditions of this Article 4. Tenant agrees to provide all, and Landlord shall not provide any, of such utilities to the Premises.

4.2.4.1 To the extent possible at the Premises, Tenant, at its sole expense, shall maintain separate meters for Tenant’s use of Tenant’s Utilities. Tenant shall contract directly with the appropriate utility companies and/or public entities for the provision of such utilities, and shall pay directly such companies’ charges and any governmental fees, taxes or other charges payable in connection with such utility service.

4.2.4.2 Tenant agrees that the heating, ventilation and air conditioning systems within the Premises are adequate for Tenant’s use. Tenant shall use its best efforts to conserve energy in the operation of its heating, ventilation and air conditioning systems, and shall cooperate with Landlord in any energy conservation programs.

4.2.4.3 Tenant agrees that the lighting systems within the Premises are adequate for Tenant’s use. Tenant shall use its best efforts to conserve energy in the operation of its lighting systems, and shall cooperate with Landlord in any energy conservation programs.

4.2.4.4 If Tenant fails to provide any of the utility or other services as required by this Section 4.2.6 or is, in Landlord’s reasonable judgment, about to so fail, Landlord may, but shall not be required to, provide such services on Tenant’s account. Any costs incurred by Landlord in providing such services shall be deemed Additional Rent hereunder, and shall be billed as set forth in this Lease. If Tenant fails to make any such payment of Additional Rent that includes the cost of utility or other services, then

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without prejudice to any other remedy that Landlord may have by reason of such failure to pay, Landlord may discontinue any such utility service to the Premises, without thereby incurring any liability to Tenant. Any such discontinuance of utility or other service shall not be deemed an eviction (constructive or otherwise), a disturbance of possession, nor an election by Landlord to terminate the Lease.

4.2.5 “Tenant’s Share” shall mean the percentage set forth in Section 9.1 of the Summary. Tenant’s Share was calculated by dividing the number of rentable square feet of the Premises by the total rentable square feet in the Building and multiplying the product by 100. In the event either the rentable square feet of the Premises and/or the Building is changed, Tenant’s Share shall be appropriately adjusted, and, as to the Expense Year in which such change occurs, Tenant’s Share for such year shall be determined on the basis of the number of days during such Expense Year that each such Tenant’s Share was in effect.

4.3 Calculation and Payment of Additional Rent.

4.3.1 Calculation. For each Expense Year ending or commencing within the Lease Term, Tenant shall pay to Landlord, in the manner set forth in Section 4.3.2, below, and as Additional Rent: (i) Tenant’s Share of Operating Expenses for such Expense Year; and (ii) Tenant’s Share of the Utilities Costs incurred for such Expense Year.

4.3.2 Statement of Actual Operating Expenses and Utilities Costs and Payment by Tenant. Following the end of each Expense Year, Landlord shall give to Tenant a statement (the “Statement”), which shall indicate: (i) the Operating Expenses incurred or accrued for such preceding Expense Year; and (ii) the amount of the Utilities Costs incurred for such preceding Expense Year. Upon receipt of the Statement for each Expense Year ending during the Lease Term, Tenant shall pay, with its next installment of Base Rent due, but in no event later than thirty (30) days after receipt of such Statement, (A) the full amount of Tenant’s Share of Operating Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as “Estimated Operating Expenses,” as that term is defined in Section 4.3.3, below, plus (B) the full amount of Tenant’s Share of the Utilities Costs for such Expense Year, less the amounts, if any, paid by Tenant during the Expense Year as “Estimated Utilities Costs”, as that term is defined in Section 4.3.3 below. The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord from enforcing its rights under this Article 4. Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of the Operating Expenses and Utilities Costs for the Expense Year in which this Lease terminates, taking into consideration that the Lease Expiration Date may have occurred prior to the final day of the applicable Expense Year, Tenant shall immediately pay to Landlord an amount as calculated pursuant to the provisions of Section 4.3.1 of this Lease as Tenant’s Share of the Operating Expenses and Utilities Costs for such final Expense Year. The provisions of this Section 4.3.2 shall survive the expiration or earlier termination of the Lease Term.

4.3.3 Statement of Estimated Operating Expenses and Utilities Costs. In addition, Landlord shall give Tenant a yearly expense estimate statement (the “Estimate Statement”) which shall set forth Landlord’s reasonable estimate (the “Estimate”) of (i) what the total amount of Tenant’s Share of Operating Expenses for such then-current Expense Year shall be (“Estimated Operating Expenses”), and (ii) what the total amount of Tenant’s Share of the Utilities Costs for the then-current Expense Year shall be (the “ Estimated Utilities Costs”). The Estimate Statement may be revised and reissued by Landlord from time to time. The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Operating Expenses or Estimated Utilities Costs under this Article 4. Within thirty (30) days after receipt of such Estimate Statement, Tenant shall pay to Landlord an amount equal to (A) a fraction of the Estimated Operating Expenses (or the increase in the Estimated Operating Expenses if pursuant to a revised Estimate Statement) for the then-current Expense Year (reduced by any amounts paid as Estimated Operating Expenses pursuant to the last sentence of this Section 4.3.3), plus (B) a fraction of the Estimated Utilities Costs (or the increase in the Estimated Utilities Costs if pursuant to a revised Estimate Statement) for the then-current Expense Year (reduced by the amounts paid as Estimated Utilities Costs pursuant to the last sentence of this Section 4.3.3). Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year to the month of such payment, both months inclusive, and shall have twelve (12) as its denominator. Until a new

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Estimate Statement is furnished, Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to the sum of (x) one-twelfth (1/12) of the total Estimated Operating Expenses plus (y) one-twelfth (1/12) of the total Estimated Utilities Costs set forth in the previous Estimate Statement delivered by Landlord to Tenant.

4.4 Taxes and Other Charges for Which Tenant Is Directly Responsible. Tenant shall reimburse Landlord, as Additional Rent, within ten (10) days after demand, for any and all Tax Expenses payable by Landlord. In addition, Tenant shall reimburse Landlord, as Additional Rent, within ten (10) days after demand, for any and all other taxes required to be paid by Landlord, excluding state, local and federal personal or corporate income taxes measured by the net income of Landlord from all sources and estate and inheritance taxes, whether or not now customary or within the contemplation of the parties hereto, when:

4.4.1 said taxes are measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises, or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant, to the extent the cost or value of such leasehold improvements exceeds the cost or value of a building standard build-out as determined by Landlord regardless of whether title to such improvements shall be vested in Tenant or Landlord;

4.4.2 said taxes are assessed upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion of the Building; or

4.4.3 said taxes are assessed upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises.

4.5 Late Charges. If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee within five (5) days after notice from Landlord that the same is due more than once in any twelve (12) month period, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the amount due plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Rent and/or other charges when due hereunder. The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner. In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid by the date they are due shall thereafter bear interest until paid at a rate equal to the lesser of (i) the Interest Rate set forth in Section 4.2.4 above, or (ii) the highest rate permitted by applicable law.

4.6 Audit Rights. Tenant, its agents, and employees shall have sixty (60) days after receiving the Statement for a Lease Year to audit Landlord’s books and records concerning the statement at a mutually convenient time at Landlord’s offices or, if the parties mutually agree, at such other place as they so agree, provided, however, that (i) any such examination or audit may not be conducted by any auditor whose compensation is in any way commission based, (ii) must be conducted by a certified public accountant, (iii) must be the subject of a confidentiality agreement between Landlord, Tenant and such auditor in form and substance that is satisfactory to Landlord, and (iv) any such examination shall be at Tenant’s sole cost and expense, except as otherwise provided herein. Tenant shall give Landlord not less than twenty (20) business days prior written notice of its intention to conduct any such audit. Landlord shall cooperate with Tenant during the course of such audit, which shall be conducted during normal business hours in Landlord’s Building management office, but in no event shall such audit last more than three (3) business days in duration for each Lease Year audited. If Tenant’s audit of the books and records shows that the actual aggregate Operating Expenses were five percent (5%) or more below the aggregate Operating Expenses shown on the Statement and Landlord concedes to the same (or the court or an arbitrator so rules), then Landlord shall pay to Tenant the amount owed to Tenant plus Tenant’s reasonable out-of-pocket cost of conducting the audit, which shall in no event exceed Two Thousand Dollars ($2,000.00).

4.7 Fully Net Lease . Landlord and Tenant hereby acknowledge that this Lease is a fully net lease, and that notwithstanding anything to the contrary contained herein, Tenant shall be solely responsible

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for Tenant’s Share of all costs and expenses incurred by either Landlord or Tenant for the maintenance and repair of the Premises and Building except to the extent specifically excluded pursuant to Section 4.2.4 and except as provided in Section 7.2 below.

ARTICLE 5

USE OF PREMISES

5.1 Use . Tenant shall use the Premises for general office, administration, sales, training, assembly and manufacturing and warehousing purposes and/or any other uses consistent with the character and integrity of the Building. Tenant further covenants and agrees that it shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the Rules and Regulations, or in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Building (including laws pertaining to Hazardous Materials, as defined below). Tenant shall comply with the Rules and Regulations. Landlord shall not be responsible to Tenant for the nonperformance of any of such Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building. Tenant shall comply with all recorded covenants, conditions, and restrictions now or hereafter affecting the Real Property.

5.2 Hazardous Materials.

5.2.1 Prohibition on Use . Tenant shall not use or allow another person or entity to use any part of the Premises for the storage, use, treatment, manufacture or sale of Hazardous Materials. Landlord acknowledges, however, that Tenant will maintain products in the Premises which are incidental to the operation of its offices, such as photocopy supplies, secretarial supplies and limited janitorial supplies, which products contain chemicals which are categorized as Hazardous Materials. Landlord agrees that the use of such products in the Premises in compliance with all applicable laws and in the manner in which such products are designed to be used shall not be a violation by Tenant of this Section 5.2.1.

5.2.2 Indemnity. Tenant agrees to indemnify, defend (with legal counsel reasonably acceptable to Landlord), protect and hold Landlord and the Landlord Parties (as defined in Section 10.1 below) harmless from and against any and all claims, actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, costs, liabilities, interest or losses, including reasonable attorneys’ fees and expenses, consultant fees, and expert fees, together with all other costs and expenses of any kind or nature, that arise during or after the Lease Term directly or indirectly from or in connection with the presence, suspected presence, release or suspected release of any Hazardous Materials in or into the air, soil, surface water or groundwater at, on, about, under or within the Premises or Real Property or any portion thereof, caused by Tenant, its assignees or subtenants and/or their respective agents, employees, contractors, licensees or invitees (collectively, “Tenant Affiliates”). Landlord shall indemnify, defend, protect, and hold harmless the Tenant, from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) incurred caused by the existence of Hazardous Materials at the Building prior to the date the Premises are delivered to Tenant, except to the extent caused by Tenant or any Tenant Affiliates.

5.2.3 Remedial Work. In the event any investigation or monitoring of site conditions or any clean-up, containment, restoration, removal or other remedial work (collectively, the “Remedial Work”) is required under any applicable federal, state or local laws or by any judicial order, or by any governmental entity as the result of operations or activities upon, or any use or occupancy of any portion of the Premises by Tenant or Tenant Affiliates, Tenant shall perform or cause to be performed the Remedial Work in compliance with such laws or order. All Remedial Work shall be performed by one or more contractors, selected by Tenant and approved in advance in writing by Landlord. All costs and expenses of such Remedial Work shall be paid by Tenant, including, without limitation, the charges of such contractor(s), the consulting engineers, and Landlord’s reasonable attorneys’ fees and costs incurred in connection with monitoring or review of such Remedial Work.

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5.2.4 Definition of Hazardous Materials. As used herein, the term “Hazardous Materials” means any hazardous or toxic substance, material or waste which is or becomes regulated by any local governmental authority, the State of California or the United States Government, including, without limitation, any material or substance which is (i) defined or listed as a “hazardous waste,” “extremely hazardous waste,” “restricted hazardous waste,” “hazardous substance” or “hazardous material” under any applicable federal, state or local law or administrative code promulgated thereunder, (ii) petroleum, or (iii) asbestos.

ARTICLE 6

SERVICES AND UTILITIES

6.1 Services and Utilities. Tenant agrees to contract directly for and to pay for all water, gas, heat, light, power, telephone, HVAC and other utilities and services supplied to the Premises, together with any taxes thereon. If any such services are not separately metered to Tenant, any charges related thereto shall constitute Operating Expenses and Tenant agrees to pay Tenant’s Share of such charges as Additional Rent pursuant to this Lease.

6.2 Intentionally Omitted.

6.3 Interruption of Use . Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building after reasonable effort to do so, by any accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause beyond Landlord’s reasonable control; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6. Notwithstanding anything contained in this Lease to the contrary, in the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof for the Permitted Use (the “Affected Portions”) for three (3) consecutive business days (“Interruption Period”), as a result of any interruption in essential utilities to the Premises which is due solely to the gross negligent actions of Landlord, then Tenant’s obligation to pay Minimum Monthly Rental shall be abated or reduced, as the case may be, during the period after the Interruption Period until the earlier of (i) the date that the disrupted utilities are restored, or (ii) the date that Tenant recommences use of the Affected Portions, in the proportion that the rentable area of the Affected Portion bears to the total rentable area of the Premises. Such Rent abatement shall be Tenant’s sole remedy in the event of a Service Interruption. Except as set forth in this Section, no discontinuance, failure or interruption of Utilities (including, without limitation the HVAC system) shall be deemed a constructive eviction of Tenant or entitle Tenant to terminate this Lease or withhold payment of any rent due under this Lease, unless due to the gross negligence of Landlord.

6.4 Additional Services. Landlord shall also have the exclusive right, but not the obligation, to provide any additional services which may be required by Tenant, including, without limitation, locksmithing, additional janitorial service, and additional repairs and maintenance, provided that Tenant shall pay to Landlord, within ten (10) days after billing, the sum of all costs to Landlord of such additional services plus an administration fee. Charges for any utilities or service for which Tenant is required to pay from time to time hereunder, shall be deemed Additional Rent hereunder and shall be billed on a monthly basis.

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ARTICLE 7

REPAIRS

7.1 Tenant’s Repairs. Subject to Landlord’s repair obligations in Sections 7.2 and 11.1 below, Tenant shall, at Tenant’s own expense, keep all parts of the Building, the Premises, all Building Systems (as defined in Exhibit D) and all landscaping, parking areas and other improvements, fixtures and furnishings therein, in good order, repair and condition at all times during the Lease Term, which repair obligations shall include, without limitation, the obligation to promptly and adequately repair all damage to the Premises and replace or repair all damaged or broken fixtures and appurtenances; provided however, that, at Landlord’s option, or if Tenant fails to make such repairs, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (to be uniformly established for the Building) sufficient to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord’s involvement with such repairs and replacements forthwith upon being billed for same.

7.2 Landlord’s Repairs. Anything contained in Section 7.1 above to the contrary notwithstanding, and subject to Articles 11 and 12 of this Lease, Landlord shall repair and maintain the footings, foundation, exterior walls, floors (but not floor covering) and roof of the Building (the “Structural Portions”) at its sole cost and expense and shall perform the maintenance and repair obligations set forth on Schedule 1 to Exhibit D (subject to reimbursement as provided therein); provided, however, if such maintenance and repairs are caused in part or in whole by the act, neglect, fault of or omission of any duty by Tenant, its agents, contractors, employees, licenses or invitees, Tenant shall pay to Landlord, as additional rent, the reasonable cost of such maintenance and repairs. Landlord shall not be liable to Tenant for any failure to make any such repairs, or to perform any maintenance hereunder, and there shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making or a failure to make any repairs, alterations or improvements in or to any portion of the Premises or Building or in or to fixtures, appurtenances and equipment therein. Landlord may, but shall not be required to, enter the Premises at all reasonable times to make any repairs, alterations, improvements or additions to the Premises or to the Building or to any equipment located in the Building as Landlord shall desire or deem necessary or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree. Tenant hereby waives and releases its right to make repairs at Landlord’s expense under any law, statute, or ordinance now or hereafter in effect. After the Lease Commencement Date, Landlord shall comply with all requirements of governmental authorities related to the Structural Portions of the Building which are required by such authorities in the enforcement of applicable Governmental Laws. In the event Landlord shall maintain and repair any portions of the Building / Premises which are Tenant’s responsibility under Section 7.1 above, the costs of such maintenance and repair shall become part of the Operating Expenses payable by Tenant pursuant to Article 4 hereof.

7.3 Tenant’s Self-Help Rights. Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect (including the provisions of California Civil Code Section 1941 and 1942 and any successor sections or statutes of a similar nature; provided, however, if Landlord fails to perform any maintenance or repair work required of Landlord with respect to the Premises pursuant to Section 7.2 above within thirty (30) days after Landlord receives Tenant’s written notice of the need for such repairs or maintenance (or such period of time in excess of thirty (30) days as is reasonably necessary based upon the nature of such work), then Tenant shall be permitted to make such repairs or maintenance, using contractors reasonably approved by Landlord, provided (i) the cost of such repairs or maintenance does not exceed $50,000.00, (ii) Tenant first gives Landlord an additional two (2) days’ prior written notice indicating that Tenant intends to undertake such repairs or maintenance, and (iii) Landlord fails to commence such repairs or maintenance within such two (2) day period. If Tenant performs any repairs or maintenance as permitted under this Section 7.3, Landlord agrees to promptly reimburse Tenant for the reasonable, actual and documented costs of such repairs or maintenance performed by Tenant, but without any off-set rights against rent or any other amounts payable by Tenant under this Lease. If Tenant performs any such repairs or maintenance pursuant to this Section 7.3, the performance of such repairs or maintenance shall be done in accordance with the provisions of this Lease including, without limitation, Article 8 hereof.

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ARTICLE 8

ADDITIONS AND ALTERATIONS

8.1 Landlord’s Consent to Alterations. Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof (which request shall also include a request that Landlord determine whether such Alterations must be removed by Tenant upon the termination or expiration of this Lease), and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which (i) may affect the structural components of the Building, or the Building’s mechanical, electrical, heating, ventilating, air-conditioning, or life safety systems, or (ii) are visible from outside the Premises. Notwithstanding the foregoing, Tenant may make minor changes to the Premises, the cost of which do not exceed $25,000 each or a total of $100,000 on an annual basis, provided such changes do not require any structural or other substantial modifications to the Premises, upon thirty (30) days prior written notice to Landlord. The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter, attached hereto as Exhibit D, and not the terms of this Article 8.

8.2 Manner of Construction. Landlord may impose, as a condition of its consent to any and all Alterations or repairs of the Premises or about the Premises, such requirements as Landlord in its reasonable discretion may deem desirable, including, but not limited to, the requirement that upon Landlord’s request, Tenant shall, at Tenant’s expense, remove such Alterations upon the expiration or any early termination of the Lease Term (upon Tenant’s request, Landlord shall specify, at the time of its consent, which Alteration, if any, must be removed upon expiration or early termination of the Lease Term), and/or the requirement that Tenant utilize for such purposes only contractors, materials, mechanics and materialmen approved by Landlord. Tenant shall construct such Alterations and perform such repairs in conformance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the City of Irvine in conformance with Landlord’s construction rules and regulations. All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work. In performing the work of any such Alterations, Tenant shall have the work performed in such manner as not to obstruct access to the Building or the common areas by any other tenant of the Building, and as not to obstruct the business of Landlord or other tenants in the Building, or interfere with the labor force working in the Building. If Tenant makes any Alterations, Tenant agrees to carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof. In addition, Landlord may, in its discretion, require Tenant to obtain a lien and completion bond or some alternate form of security satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such Alterations and naming Landlord as a co-obligee. Upon completion of any Alterations, Tenant shall (i) cause a timely Notice of Completion to be recorded in the office of the Recorder of Irvine County in accordance with the terms of Section 3093 of the Civil Code of the State of California or any successor statute, (ii) deliver to Landlord a reproducible copy of the “as built” drawings of the Alterations, and (iii) deliver to Landlord evidence of payment, contractors’ affidavits and full and final waivers of all liens for labor, services or materials.

8.3 Payment for Alterations. If Tenant orders any Alterations or repair work directly from Landlord, Tenant shall pay to Landlord, within ten (10) days after demand, all charges for such work, including a percentage of the cost of such work (such percentage to be established on a uniform basis for the Building) sufficient to compensate Landlord for all overhead, general conditions, fees and other costs and expenses arising from Landlord’s involvement with such work. If Tenant does not order any work directly from Landlord, Tenant shall reimburse Landlord, within ten (10) days after demand, for Landlord’s out-of-pocket costs and expenses incurred in connection with Landlord’s review of such work.

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8.4 Landlord’s Property. All Alterations, improvements and fixtures which may be installed or placed in or about the Premises, and all signs installed in, on or about the Premises, from time to time, shall be at the sole cost of Tenant and shall be and become the property of Landlord. Notwithstanding the following, Landlord may, by written notice to Tenant prior to the end of the Lease Term, require Tenant at Tenant’s expense to remove any Alterations from the Premises and repair any damage to the Premises and Building caused by such removal. If Tenant fails to complete such removal prior and/or to repair any damage caused by the removal of any Alterations by the end of the Lease Term, Landlord may do so and may charge the cost thereof to Tenant.

ARTICLE 9

COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Real Property or any portion thereof, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only. Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens. Tenant covenants and agrees not to suffer or permit any lien of mechanics or materialmen or others to be placed against the Real Property or any portion thereof, with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant covenants and agrees to cause it to be immediately released and removed of record. Notwithstanding anything to the contrary set forth in this Lease, in the event that such lien is not released and removed on or before the date occurring five (5) days after notice of such lien is delivered by Landlord to Tenant, Landlord, at its sole option, may immediately take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.

ARTICLE 10

INSURANCE

10.1 Indemnification and Waiver. Tenant hereby assumes all risk of damage to property and injury to persons in, on or about the Premises from any cause whatsoever, and agrees that, to the extent not prohibited by law, Landlord, its partners and subpartners, and their respective officers, directors, shareholders, agents, property managers, employees and independent contractors (collectively, the “Landlord Parties”) shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant subject to the terms of Section 10.6 hereof. Tenant shall indemnify, defend, protect and hold harmless the Landlord Parties from and against any and all loss, cost, damage, expense, cause of action, claims and liability, including without limitation court costs and reasonable attorneys’ fees (collectively “Claims”) incurred in connection with or arising from any cause in, on or about the Premises, and/or any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, employees, licensees or invitees of Tenant or any such person in, on or about the Real Property, provided that the terms of the foregoing indemnity shall not apply to any Claims to the extent resulting from the negligence or willful misconduct of Landlord or the Landlord Parties and not insured (or required to be insured) by Tenant under this Lease. Tenant’s agreement to indemnify Landlord pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by Tenant pursuant to the provision of this Lease. The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any Claims occurring prior to such expiration or termination.

10.2 Landlord Indemnity. Subject to the terms of Section 10.6 hereof, except as otherwise provided in this Lease, Landlord shall indemnify, defend, protect, and hold harmless Tenant from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’

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fees) incurred by Tenant which relates to the Premises or the Building and results from Landlord’s gross negligence or willful misconduct. In no event, however, shall Landlord’s liability for any act or omission exceed the amount of insurance proceeds available to Landlord pursuant to the insurance carried by Landlord hereunder.

10.3 Landlord’s Insurance. During the Term, Landlord shall maintain replacement cost casualty insurance covering the Building (excluding (a) the property which Tenant is obligated to insure pursuant to the terms hereof, (b) Tenant’s Alterations and (c) any portion of the Tenant Improvements not paid for with the Tenant Improvement Allowance). Such insurance shall provide protection against any peril generally included within the classification “Fire and Extended Coverage”. Landlord shall also maintain comprehensive general liability and property damage insurance with respect to the operation of the Building. Such insurance shall be in such amounts and with such deductibles as Landlord reasonably deems appropriate. Landlord may, but shall not be obligated to, obtain and carry any other form or forms of insurance as it or Landlord’s mortgagees or deed of trust beneficiaries may determine advisable. Notwithstanding any contribution by Tenant to the cost of insurance premiums as provided in this Lease, Tenant acknowledges that it has no right to receive any proceeds from any insurance policies maintained by Landlord and will not be named as an additional insured thereunder.

10.4 Tenant’s Compliance with Landlord’s Fire and Casualty Insurance. Tenant shall, at Tenant’s expense, comply with all insurance company requirements pertaining to the use of the Premises. If Tenant’s conduct or use of the Premises causes any increase in the premium for any insurance policies carried by Landlord, then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.5 Tenant’s Insurance. Tenant shall maintain the following coverages in the following amounts at all times following the date (the “Insurance Start Date”) which is the earlier of (i) Tenant’s entry into the Premises to perform any work therein, or (ii) the Lease Commencement Date, and continuing thereafter throughout the Lease Term:

10.5.1 Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 of this Lease, for limits of liability not less than: (i) Bodily Injury and Property Damage Liability – $5,000,000 each occurrence and $5,000,000 annual aggregate, and (ii) Personal Injury Liability – $5,000,000 each occurrence and $5,000,000 annual aggregate.

10.5.2 Physical Damage Insurance covering (i) all office furniture, trade fixtures, office equipment, merchandise and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, and (ii) all Alterations and other improvements and additions in and to the Premises whether owned by Landlord or Tenant pursuant to this Lease. Such insurance shall be written on an “all risks” of physical loss or damage basis, for the guaranteed replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.5.3 Business interruption, loss-of-income and extra-expense insurance in such amounts as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of access to the Premises or to the Building as a result of such perils.

10.5.4 The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease. Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under

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this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 of this Lease; (iii) be issued by an insurance company having a rating of not less than A-X in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days’ prior written notice shall have been given to Landlord and any mortgagee of Landlord; and (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord. Tenant shall deliver said policy or policies or certificates thereof to Landlord on or before the Insurance Start Date and at least thirty (30) days before the expiration dates thereof. In the event Tenant shall fail to procure such insurance, or to deliver such certificate, Landlord may, at its option, procure such policies for the account of Tenant, and the costs of it shall be paid to Landlord as Additional Rent within five (5) days after delivery to Tenant of bills therefor.

10.6 Subrogation. Landlord and Tenant agree to have their respective insurance companies issuing property damage and loss of insurance and extra expense insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be, so long as the insurance carried by Landlord and Tenant, respectively, is not invalidated thereby. Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to the extent such loss or damage is insurable under such policies of insurance.

10.7 Additional Insurance Obligations. Tenant shall carry and maintain during the entire Lease Term, at Tenant’s sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10, and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant’s operations therein, as may be reasonably requested by Landlord, but in no event shall such increased amounts of insurance or such other reasonable types of insurance be in excess of that required by landlords of comparable Class “A” buildings located in the Sorrento Mesa area.

ARTICLE 11

DAMAGE AND DESTRUCTION

11.1 Repair of Damage to Premises by Landlord. Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty or any condition existing in the Premises as a result of a fire or other casualty that would give rise to the terms of this Article 11. If the Premises or any common areas of the Building serving or providing access to the Premises shall be damaged by fire or other casualty or be subject to a condition existing as a result of a fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, and subject to all other terms of this Article 11, restore the base, shell, and core of the Premises and such common areas to substantially the same condition as existed prior to the casualty, except for modifications required by zoning and building codes and other laws or by the holder of a mortgage on the Building (or any portion thereof) or any other modifications to the common areas deemed desirable by Landlord, provided that access to the Premises and any common restrooms serving the Premises shall not be materially impaired. Notwithstanding any other provision of this Lease, upon the occurrence of any damage to the Premises, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant’s insurance required under Section 10.5.2(ii) of this Lease, and Landlord shall repair any injury or damage to the Tenant Improvements and Alterations installed in the Premises and shall return such Tenant Improvements (to the extent paid for with the Tenant Improvement Allowance) and Alterations to their original condition; provided that if the cost of such repair by Landlord exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, as assigned by Tenant, the cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s repair of the damage. In connection with such repairs and replacements, Tenant shall, prior to the commencement of construction, submit to Landlord, for Landlord’s review and approval, all plans, specifications and working drawings relating thereto, and Landlord shall select the contractors to perform such improvement work. Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant’s business resulting in any way from such damage or the repair thereof; provided however, that if such fire or

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other casualty shall have damaged the Premises or common areas necessary to Tenant’s occupancy, and if such damage is not the result of the negligence or willful misconduct of Tenant or Tenant’s agents, employees, contractors, licensees or invitees, Landlord shall allow Tenant a proportionate abatement of Base Rent during the time and to the extent the Premises are unfit for occupancy for the purposes permitted under this Lease, and not occupied by Tenant as a result thereof.

11.2 Termination Rights.

11.2.1 Termination by Landlord. Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the Premises and/or Building and/or any other portion of the Building and instead terminate this Lease by notifying Tenant in writing of such termination within sixty (60) days after the date of damage, such notice to include a termination date giving Tenant sixty (60) days to vacate the Premises, but Landlord may so elect only if the Building shall be damaged by fire or other casualty or cause or be subject to a condition existing as a result of such a fire or other casualty or cause, whether or not the Premises are affected, and one or more of the following conditions is present: (i) repairs cannot reasonably be completed within one hundred eighty (180) days of the date of damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Real Property or ground lessor with respect to the Real Property shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; or (iii) the damage or condition arising as a result of such damage is not fully covered, except for deductible amounts, by Landlord’s insurance policies. In addition, if the Premises, the Building or any portion of the Building is destroyed or damaged to any substantial extent (meaning that the damage cannot be repaired within 180 days) during the last twenty four (24) months of the Lease Term, then notwithstanding anything contained in this Article 11, either Landlord or Tenant shall have the option to terminate this Lease by giving written notice to Tenant of the exercise of such option within thirty (30) days after such damage or destruction, in which event this Lease shall cease and terminate as of the date of such notice. Upon such termination of this Lease pursuant to this Section 11.2, Tenant shall pay the Base Rent and Additional Rent, properly apportioned up to such date of damage (subject to any abatement as provided in Section 11.1 above), and both parties hereto shall thereafter be freed and discharged of all further obligations hereunder, except as provided for in provisions of this Lease which by their terms survive the expiration or earlier termination of this Lease Term.

11.2.2 Termination by Tenant. Notwithstanding anything to the contrary set forth in this Article 11, Tenant shall have the right to terminate this Lease in the event that the Premises is damaged in such a way that (i) the work necessary to be completed by Landlord to restore the Premises (excluding completion of the Tenant Improvements (as defined in the Tenant Work Letter)) is anticipated to take more than one hundred eighty (180) days after the date of the damage, unless Landlord’s architect certifies to Tenant the contrary, and (ii) such damage to the Premises prevents Tenant from using less than eighty percent (80%) of the entire Premises during such period. If Tenant is interested in exercising its option to terminate this Lease as provided herein, Tenant shall, within thirty (30) days after the damage to the Premises has occurred, deliver a written notice to Landlord requesting a determination of the time necessary to complete the restoration of the Premises, and Landlord shall provide such certification from Landlord’s architect within thirty (30) days after receipt of such request. Tenant shall then have thirty (30) days after receipt of Landlord’s notice to provide written notice to Landlord of its intention to terminate this Lease. If Tenant delivers such a notice, this Lease shall be terminated on the date which is thirty (30) days after Landlord’s receipt of such notice.

11.3 Abatement of Rent. In the event of damage described in Section 11.1 above, and the rent payable hereunder for the period during which such damage, repair or restoration continues shall be abated in proportion to the degree to which Tenant’s use of the Premises is impaired. Except for abatement of rent, if any, Tenant shall have no claim against Landlord for any damage suffered by reason of any such damage, destruction, repair or restoration.

11.4 Waiver of Statutory Provisions. The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or

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destruction of, all or any part of the Real Property, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Real Property.

ARTICLE 12

CONDEMNATION

If more than ten percent (10%) or more of the Premises is taken, or if access to the Premises is substantially impaired as a result of any taking of the Building by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, Landlord shall have the option to terminate this Lease upon ninety (90) days’ notice to Tenant, provided such notice is given no later than one hundred eighty (180) days after the date of such taking, condemnation, reconfiguration, vacation, deed or other instrument. If more than twenty-five percent (25%) of the rentable square feet of the Premises is taken, or if access to the Premises is substantially impaired as a result of any taking of all or any portion of the Building, Tenant shall have the option to terminate this Lease upon ninety (90) days’ notice to Landlord, provided such notice is given no later than one hundred eighty (180) days after the date of such taking. Landlord shall be entitled to receive the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant’s personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, and for moving expenses, so long as such claim does not diminish the award available to Landlord, its ground lessor with respect to the Real Property or its mortgagee, and such claim is payable separately to Tenant. All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur. If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent shall be proportionately abated. Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of the California Code of Civil Procedure.

ARTICLE 13

COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord. The foregoing covenant is in lieu of any other covenant express or implied.

ARTICLE 14

ASSIGNMENT AND SUBLETTING

14.1 Transfers. Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”). If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than forty-five (45) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer and the consideration therefor, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of

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all existing and/or proposed documentation pertaining to the proposed Transfer, including all existing operative documents to be executed to evidence such Transfer or the agreements incidental or related to such Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, and (v) such other information as Landlord may reasonably require. Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under Section 19.1.7 of this Lease. Whether or not Landlord consents to any proposed Transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable legal fees incurred by Landlord, within thirty (30) days after written request by Landlord.

14.2 Landlord’s Consent. Subject to Landlord’s rights in Section 14.4 below, Landlord shall not unreasonably withhold or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice. In the event that Landlord shall fail to approve or disapprove of a transfer within ten (10) business days of Tenant’s delivery to Landlord of all required information under clauses (i) through (iv) in Section 14.1, above, Landlord’s consent shall be deemed given. The parties hereby agree that it shall be deemed to be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1 The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building;

14.2.2 The Transferee’s intended use of the Subject Space is not permitted under this Lease;

14.2.3 The Transfer will result in more than a reasonable and safe number of occupants per floor within the Subject Space;

14.2.4 The Transferee is a governmental entity or agency;

14.2.5 The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.6 The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, or would give an occupant of the Building a right to cancel its lease; or

14.2.7 Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, (i) occupies space in the Building at the time of the request for consent, (ii) is negotiating with Landlord to lease space in the Building at such time, or (iii) has negotiated with Landlord during the twelve (12)-month period immediately preceding the Transfer Notice.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 of this Lease), Tenant may within six (6) months after Landlord’s consent, but not later than the expiration of said six (6)-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

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14.3 Intentionally Omitted.

14.4 Landlord’s Option as to Subject Space. Notwithstanding anything to the contrary contained in this Article 14, Landlord shall have the option, by giving written notice to Tenant within fifteen (15) days after receipt of any Transfer Notice, to recapture the Subject Space; provided, however, Tenant shall have the right to withdraw its Transfer Notice within ten (10) days of its receipt of Landlord’s recapture notice and in such event, any such Transfer Notice and Landlord’s recapture notice shall be of no further force or effect. Such recapture notice shall cancel and terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer until the last day of the term of the Transfer as set forth in the Transfer Notice. If this Lease shall be canceled with respect to less than the entire Premises, the Rent reserved herein shall be prorated on the basis of the number of rentable square feet retained by Tenant in proportion to the number of rentable square feet contained in the Premises, and this Lease as so amended shall continue thereafter in full force and effect, and upon request of either party, the parties shall execute written confirmation of the same. If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 of this Lease.

14.5 Effect of Transfer. If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord’s request a complete statement, certified by an independent certified public accountant, or Tenant’s chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease. Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof. If the Transfer Premium with respect to any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit and if understated by more than ten percent (10%), Landlord shall have the right to cancel this Lease upon thirty (30) days’ notice to Tenant.

14.6 Intentionally Omitted.

14.7 Permitted Transfers. Notwithstanding anything to the contrary contained in this Lease, Landlord’s consent shall not be required for any assignment of this Lease or sublease of all or a portion of the Premises to an Affiliate of Tenant (as defined below) so long as the following conditions are satisfied: (i) at least thirty (30) business days before any such assignment or sublease, Landlord receives written notice of such assignment or sublease (as well as any documents or information reasonably requested by Landlord regarding the proposed intended transfer and the transferee); (ii) Tenant is not then and has not been in default under this Lease; (iii) if the transfer is an assignment or any other transfer to an Affiliate other than a sublease, the intended assignee assumes in writing all of Tenant’s obligations under this Lease relating to the Premises in a form satisfactory to Landlord or, if the transfer is a sublease, the intended sublessee accepts the sublease in a form satisfactory to Landlord; (iv) the intended transferee has a tangible net worth, as evidenced by financial statements delivered to Landlord and certified by an independent certified public accountant in accordance with generally accepted accounting principles that are consistently applied, at least equal to the net worth of the original Tenant under the Lease as of the Effective Date; (v) the Premises shall continue to be operated solely for the use specified in the Lease; (vi) Tenant shall pay to Landlord all costs reasonably incurred by Landlord or any mortgagee or ground lessor for such assignment or subletting, including, without limitation, reasonable attorneys’ fees; and (vii) no transfer to an Affiliate in accordance with this subparagraph shall relieve the Tenant named herein of any obligation under this Lease or alter the primary liability of the Tenant named herein for the payment of Rent or for the performance of any other obligation to be performed by Tenant, including the obligations contained in the Lease with respect to any Affiliate. As used herein, an “Affiliate” means any entity that (A) controls, is controlled by, or is under common control with Tenant, (B) results from the transfer of all or substantially all of Tenant’s assets or stock, or (C) results from the merger or consolidation of Tenant with another entity. “Control” means the direct or indirect ownership of more than fifty percent (50%) of the voting securities of an entity or possession of the right to vote more than fifty (50%) of the voting interest in the ordinary direction of the entity’s affairs.

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14.8 Permitted Subleases. Notwithstanding anything to the contrary set forth herein, Tenant shall be entitled to sublease any portion of the Premises, without Landlord’s consent, to any sublessee of the Premises, provided that (i) the use of the Premises by such sublessee is in compliance with all laws and regulations applicable to the Premises and (ii) Tenant shall remain liable and shall not be released from the terms and conditions of this Lease.

ARTICLE 15

SURRENDER OF PREMISES; REMOVAL OF TRADE FIXTURES

15.1 Surrender of Premises. No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord. The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been terminated. The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2 Removal of Tenant Property by Tenant. All articles of personal property and all business and trade fixtures, machinery and equipment, furniture and movable partitions owned by Tenant or installed by Tenant at its expense in the Premises, which items are not a part of the tenant improvements installed in the Premises, shall remain the property of Tenant, and may be removed by Tenant at any time during the Lease Term as long as Tenant is not in default under this Lease with any applicable cure period having expired. Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted. Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3 Removal of Tenant’s Property by Landlord. Whenever Landlord shall re-enter the Premises as provided in this Lease, any personal property of Tenant not removed by Tenant upon the expiration of the Lease Term, or within forty-eight (48) hours after a termination by reason of Tenant’s default as provided in this Lease, shall be deemed abandoned by Tenant and may be disposed of by Landlord in accordance with Sections 1980 through 1991 of the California Civil Code and Section 1174 of the California Code of Civil Procedure, or in accordance with any laws or judicial decisions which may supplement or supplant those provisions from time to time.

15.4 Landlord’s Actions on Premises. Tenant hereby waives, and releases Landlord from, all claims for damages or other liability in connection with Landlord’s or its agents’ or representatives’ reentering and taking possession of the Premises or removing, retaining, storing or selling the property of Tenant as herein provided, and Tenant hereby indemnifies and holds Landlord harmless from any such damages or other liability, and no such re-entry shall be considered or construed to be a forcible entry.

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ARTICLE 16

HOLDING OVER

If Tenant holds over after the expiration of the Lease Term, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the greater of (i) the Base Rent applicable during the last rental period of the Lease Term under this Lease or (ii) the fair market rental rate for the Premises as of the commencement of such holdover period. Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein. Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease. The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law. Tenant acknowledges that if Tenant holds over without Landlord’s consent, such holding over may compromise or otherwise affect Landlord’s ability to enter into new leases with prospective tenants regarding the Premises. Therefore, if Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from and against all Claims resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any losses suffered by Landlord, including lost profits, resulting from such failure to surrender.

ARTICLE 17

ESTOPPEL CERTIFICATES

17.1 Tenant Estoppel. Within ten (10) days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord an estoppel certificate which, as submitted by Landlord, shall be substantially in the form of Exhibit E, attached hereto (or such other form as may be required by any prospective mortgagee or purchaser of the Building or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or prospective mortgagee or purchasers. Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes. At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year. Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant. Failure of Tenant to timely execute and deliver such estoppel certificate or other instruments shall constitute an acceptance of the Premises and an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.

17.2 Landlord Estoppel. Landlord shall, at any time and from time to time, within ten (10) days following written notice by Tenant, execute, acknowledge and deliver to Tenant a statement in writing prepared by Tenant and edited by Landlord, as appropriate, certifying that the Lease is unmodified and in full force and effect (or that there have been modifications, that the same is in full force and effect as modified and stating the modifications), the dates to which Tenant has paid rent, adjustments to rent, and other charges paid in advance, if any, stating whether or not to the best knowledge of Landlord, Tenant is in default in the performance of any covenant, agreement or condition contained in the Lease and, if so, specifying each such default of which Landlord may have knowledge, or containing any other information and certifications which reasonably may be requested by Tenant, any proposed assignee or subtenant of Tenant, or any proposed lender of Tenant. Any such statement, delivered pursuant to this subsection, may be relied upon by any proposed assignee or subtenant or any proposed lender of Tenant.

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ARTICLE 18

SUBORDINATION

This Lease shall be subject and subordinate to all easement agreements and covenants, conditions and restrictions recorded against the land underlying the Building, and to all present and future ground or underlying leases of the Real Property and to the lien of any mortgages or trust deeds, now or hereafter in force against the Real Property, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto; provided, however, that as a condition to the subordination of this Lease to any future ground leases and future mortgages and deeds of trust, Landlord shall obtain from any such first mortgagee or ground lessor a commercially reasonable form of non-disturbance agreement, which shall provide that so long as Tenant is in compliance with the terms of this Lease, Tenant shall not be disturbed by such first mortgagee or ground lessor. Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof, to attorn, without any deductions or set -offs whatsoever, to the purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof if so requested to do so by such purchaser, and to recognize such purchaser as the lessor under this Lease. Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases. Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

ARTICLE 19

DEFAULTS; REMEDIES

19.1 Defaults. All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent. The occurrence of any of the following shall constitute a default of this Lease by Tenant:

19.1.1 Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due; or

19.1.2 Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for twenty (20) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a twenty (20) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default, as soon as possible; or

19.1.3 Abandonment or vacation of the Premises by Tenant during which Tenant does not maintain the Premises as required by the terms of this Lease; or

19.1.4 To the extent permitted by law, a general assignment by Tenant or any guarantor of the Lease for the benefit of creditors, or the filing by or against Tenant or any guarantor of any proceeding under an insolvency or bankruptcy law, unless in the case of a proceeding filed against Tenant or any guarantor the same is dismissed within sixty (60) days, or the appointment of a trustee or receiver to take possession of all or substantially all of the assets of Tenant or any guarantor, unless possession is restored to Tenant or such guarantor within thirty (30) days, or any execution or other judicially authorized seizure of all or substantially all of Tenant’s assets located upon the Premises or of Tenant’s interest in this Lease, unless such seizure is discharged within thirty (30) days; or

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19.1.5 The hypothecation or assignment of this Lease or subletting of the Premises, or attempts at such actions, in violation of Article 14 hereof.

19.2 Remedies Upon Default. Upon the occurrence of such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1 Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i) The worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii) The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii) The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv) Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, specifically including but not limited to, brokerage commissions and advertising expenses incurred, expenses of remodeling the Premises or any portion thereof for a new tenant, whether for the same or a different use, and any special concessions made to obtain a new tenant; and

(v) At Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others. As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.2.4 of this Lease, but in no case greater than the maximum amount of such interest permitted by law. As used in Section 19.2.1(iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2 Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations). Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3 Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes), all at Tenant’s expense, without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. In the event

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of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired. Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3 Payment by Tenant. Tenant shall pay to Landlord, within fifteen (15) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended. Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4 Subleases of Tenant. Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, following any such default by Tenant, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements. In the event of Landlord’s election to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5 Form of Payment After Default. Following the occurrence of an event of default by Tenant, Landlord shall have the right to require that any or all subsequent amounts paid by Tenant to Landlord hereunder, whether in the cure of the default in question or otherwise, be paid in the form of cash, money order, cashier’s or certified check drawn on an institution acceptable to Landlord, or by other means approved by Landlord, notwithstanding any prior practice of accepting payments in any different form.

19.6 Waiver of Default. No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained. Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default. The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.7 Efforts to Relet. For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder. The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

ARTICLE 20

SECURITY DEPOSIT

Concurrent with Tenant’s execution of this Lease, Tenant shall deposit with Landlord a security deposit (the “Security Deposit”) in the amount set forth in Section 10 of the Summary. The Security Deposit shall be held by Landlord as security for the faithful performance by Tenant of all the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Lease Term. If Tenant defaults with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of

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Rent, Landlord may, but shall not be required to, use, apply or retain all or any part of the Security Deposit for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may spend or become obligated to spend by reason of Tenant’s default, or to compensate Landlord for any other loss or damage that Landlord may suffer by reason of Tenant’s default. If any portion of the Security Deposit is so used or applied, Tenant shall, within five (5) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount, and Tenant’s failure to do so shall be a default under this Lease. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the expiration of the Lease Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, and all other provisions of law, now or hereafter in force, which provide that Landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by Tenant or to clean the Premises, it being agreed that Landlord may, in addition, claim those sums reasonably necessary to compensate Landlord for any other loss or damage, foreseeable or unforeseeable, caused by the act or omission of Tenant or any officer, employee, agent or invitee of Tenant.

ARTICLE 21

SIGNS

21.1 Standard Signage. Provided all signs are in compliance with applicable governmental requirements therefor, Tenant may install business identification signage anywhere outside, inside, or on the Building, including in the elevator lobby of the Premises. Such signage shall be installed by Tenant at Tenant’s sole cost and expense. Upon the expiration or earlier termination of this Lease, Tenant shall remove all signs installed by Tenant, and shall repair all damage to the Premises caused by such removal, and restore the areas where the signage was located to the condition existing prior to the installation of such signage.

21.2 Prohibited Signage and Other Items. Any window coverings, or blinds (even if the same are located behind the Landlord approved window coverings for the Building), or other items visible from the exterior of the Premises or Building are subject to the prior written approval of Landlord, in its sole discretion.

ARTICLE 22

COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated. At its sole cost and expense, Tenant shall promptly comply with all such governmental measures (including those pertaining to Hazardous Materials), other than the making of structural changes to the Building (collectively, the “Excluded Changes”), except to the extent such Excluded Changes are required due to Tenant’s alterations to or manner of use of the Premises. Should any standard or regulation now or hereafter be imposed on Landlord or Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations. In addition, Tenant shall fully comply with all present or future programs intended to manage parking, transportation or traffic in and around the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities. The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

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ARTICLE 23

ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon prior reasonable notice to Tenant (except no such prior notice shall be required in emergencies) to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or ground or underlying lessors, or, during the last twelve (12) months of the Lease Term, prospective tenants; (iii) post notices of nonresponsibility; or (iv) alter, improve or repair the Premises or the Building if necessary to comply with current building codes or other applicable laws, or for structural alterations, repairs or improvements to the Building, or as Landlord may otherwise reasonably desire or deem necessary. Notwithstanding anything to the contrary contained in this Article 27, Landlord may enter the Premises at any time, without notice to Tenant, to (A) perform janitorial and other services required of Landlord, (B) take possession due to any breach of this Lease in the manner provided herein; and (C) perform any covenants of Tenant which Tenant fails to perform. Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, that any such entry shall be accomplished as expeditiously as reasonably possible and in a manner so as to cause as little interference to Tenant as reasonably possible. Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by Landlord’s entry into the Premises. For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant. In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises. Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

ARTICLE 24

TENANT PARKING

Tenant shall be entitled to use throughout the Lease Term the number of unreserved parking passes set forth in Section 12 of the Summary, in a location in the parking area for the Building. Tenant shall not be required to pay to Landlord any parking fees for the use of such parking passes during the Lease Term, other than any parking taxes which may be imposed by governmental authorities in connection with the use of such parking. Tenant’s continued right to use the parking passes is conditioned upon Tenant abiding by all rules and regulations which are prescribed from time to time for the orderly operation and use of the parking area for the Building and upon Tenant’s cooperation in seeing that Tenant’s employees and visitors also comply with such rules and regulations. In addition, Landlord may assign any parking spaces and/or make all or a portion of such spaces reserved or institute an attendant-assisted tandem parking program and/or valet parking program if Landlord determines in its sole discretion that such is necessary or desirable for orderly and efficient parking.

ARTICLE 25

MISCELLANEOUS PROVISIONS

25.1 Binding Effect. Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

25.2 No Air Rights. No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease. If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the Building, the same shall be without liability to Landlord and without any reduction or diminution of Tenant’s obligations under this Lease.

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25.3 Modification of Lease . Should any current or prospective mortgagee or ground lessor for the Building require a modification or modifications of this Lease, which modification or modifications will not cause an increased cost or expense to Tenant or in any other way materially and adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor. Should Landlord or any such prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant agrees to execute such short form of Lease and to deliver the same to Landlord within ten (10) days following the request therefor.

25.4 Transfer of Landlord’s Interest. Tenant acknowledges that Landlord has the right to transfer all or any portion of its interest in the Real Property and in this Lease, and Tenant agrees that in the event of any such transfer and a transfer of the Security Deposit, Landlord shall automatically be released from all liability under this Lease and Tenant agrees to look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer. Tenant further acknowledges that Landlord may assign its interest in this Lease to the holder of any mortgage or deed of trust as additional security, but agrees that such an assignment shall not release Landlord from its obligations hereunder and that Tenant shall continue to look to Landlord for the performance of its obligations hereunder.

25.5 Prohibition Against Recording. Except as provided in Section 25.3 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

25.6 Captions. The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

25.7 Relationship of Parties. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

25.8 Time of Essence. Time is of the essence of this Lease and each of its provisions.

25.9 Partial Invalidity. If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

25.10 Landlord Exculpation. It is expressly understood and agreed that notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties hereunder (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties (including any successor landlord) shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Building, and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

25.11 Intentionally Omitted.

25.12 Entire Agreement. It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or

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displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease. This Lease, the exhibits and schedules attached hereto, and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

25.13 Intentionally Omitted.

25.14 Force Majeure. Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform (collectively, the “Force Majeure”), except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease, and except as to Tenant’s obligations under Exhibit D, notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

25.15 Notices. All notices, demands, statements, approvals or communications (collectively, “Notice s”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant. Any Notice will be deemed given on the date which is two (2) business days after it is mailed as provided in this Section 25.15 or upon the date personal delivery is made. If Tenant is notified of the identity and address of Landlord’s mortgagee or ground or underlying lessor, Tenant shall give to such mortgagee or ground or underlying lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground or underlying lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

25.16 Joint and Several. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease shall be joint and several.

25.17 Authority. If Tenant is a corporation or partnership, each individual executing this Lease on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Lease and that each person signing on behalf of Tenant is authorized to do so.

25.18 Governing Law. This Lease shall be construed and enforced in accordance with the laws of the State of California.

25.19 Submission of Lease . Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

25.20 Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 13 of the Summary and Landlord’s designated representative (the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease. Landlord shall pay the brokerage commissions owing to the Brokers in

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connection with the transaction contemplated by this Lease pursuant to the terms of a separate written agreement between Landlord and the Brokers. Each party agrees to indemnify, defend, protect and hold the other party harmless from and against any and all Claims with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent other than the Brokers. The terms of this Section 25.20 shall survive the expiration or earlier termination of the Lease Term.

25.21 Independent Covenants. This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Real Property or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

25.22 Intentionally Omitted.

25.23 Hazardous Materials. Tenant acknowledges that Landlord has agreed to make the existing Phase I Environmental Assessment Report, if any, available to Tenant upon Tenant’s prior written request. Tenant acknowledges that Landlord may incur costs (a) for complying with laws, codes, regulations or ordinances relating to Hazardous Materials, or (b) otherwise in connection with Hazardous Materials including, without limitation, the following: (i) Hazardous Materials present in soil or ground water, (ii) Hazardous Materials that migrate, flow, percolate, diffuse or in any way move onto or under the Building, (iii) Hazardous Materials present on or under the Building as a result of any discharge, dumping or spilling (whether accidental or otherwise) on the Building by other tenants of the Building or their agents, employees, contractors or invitees, or by others, and (iv) material which becomes Hazardous Materials due to a change in laws, codes, regulations or ordinances which relate to hazardous or toxic material, substances or waste. Tenant agrees that the costs incurred by Landlord with respect to, or in connection with, the Building for complying with laws, codes, regulations or ordinances relating to Hazardous Materials shall be an Operating Expense, unless the cost of such compliance, as between Landlord and Tenant, is made the responsibility of Tenant under this Lease. Notwithstanding the foregoing, Tenant shall not be responsible for any costs or expenses incurred in connection with any loss or injury caused by (A) the presence of any Hazardous Materials existing on the Building prior to the Effective Date of this Lease, or (B) the release of any Hazardous Materials on the Building by Landlord. To the extent any such Operating Expense relating to Hazardous Materials is subsequently recovered or reimbursed through insurance, or recovery from responsible third parties, or other action, Tenant shall be entitled to a proportionate share of such Operating Expense to which such recovery or reimbursement relates.

25.24 Intentionally Omitted.

25.25 No Discrimination. Tenant covenants by and for itself, its heirs, executors, administrators and assigns, and all persons claiming under or through Tenant, and this Lease is made and accepted upon and subject to the following conditions: that there shall be no discrimination against or segregation of any person or group of persons, on account of race, color, creed, sex, religion, marital status, ancestry or national origin in the leasing, subleasing, transferring, use, or enjoyment of the Premises, nor shall Tenant itself, or any person claiming under or through Tenant, establish or permit such practice or practices of discrimination or segregation with reference to the selection, location, number, use or occupancy, of tenants, lessees, sublessees, subtenants or vendees in the Premises.

25.26 Successors. Except as otherwise expressly provided herein, the obligations of this Lease shall bind and benefit the successors and assigns of the parties hereto; provided, however, that no assignment, sublease or other transfer in violation of the provisions of Article 14 shall operate to vest any rights in any putative assignee, subtenant or transferee of Tenant.

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25.27 Intentionally Omitted.

25.28 Intentionally Omitted.

25.29 Landlord’s Title. Landlord’s title is and always shall be paramount to the title of Tenant. Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

25.30 No Waiver. No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated. No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

25.31 Jury Trial; Attorneys’ Fees. IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY. In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

25.32 Communications Equipment. Subject to all governmental laws, rules and regulations, Tenant, and Tenant’s contractors (which shall first be approved by Landlord) shall have the right and access, without further payment of rent to Landlord, to install, repair, replace, remove, operate and maintain a communications antenna and/or satellite, together with all necessary cable, wiring, conduits and related equipment (collectively, “Communication Equipment”), for the purpose of receiving and sending radio, television, computer, telephone or other communication signals, in connection with the Permitted Use, at a location on the roof of the Building as reasonably requested by Tenant and reasonably approved by Landlord in writing. Tenant’s installation and operation of the Communication Equipment shall be governed by the following terms and conditions:

25.32.1 Tenant’s right to install, replace, repair, remove, operate and maintain the Communication Equipment shall be subject to all governmental laws, rules and regulations and Landlord makes no representations that such laws, rules and regulations permit such installation and operation.

25.32.2 The exact size, quality, materials and aesthetics of, and any required screening for, the Communication Equipment shall be subject to Landlord’s prior written consent which shall not be unreasonably withheld or delayed.

25.32.3 All costs of installation, operation and maintenance of the Communication Equipment and any necessary related equipment (including, without limitation, costs of obtaining any necessary permits and of connections to the Building’s electrical system) shall be borne by Tenant.

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25.32.4 It is expressly understood that Landlord retains the right to use the roof of the Building for any purpose whatsoever provided that Landlord shall not unduly interfere with Tenant’s use of the Communication Equipment.

25.32.5 Tenant shall use the Communication Equipment solely in connection with the Permitted Use and so as not to cause any interference (i) with any other communications from or to the Building, or (ii) to other existing tenants or occupants in the Building and related facilities who may use the communication facilities located at the Building and/or related facilities, or (iii) with any other existing tenant’s or occupant’s communication equipment. In addition, Tenant shall use the Communication Equipment in a manner so as not to damage or interfere with the normal operation of the Building and related facilities.

25.32.6 Landlord shall not have any obligations with respect to the Communication Equipment. Landlord makes no representation that the Communication Equipment will be able to receive or transmit communication signals without interference or disturbance (whether or not by reason of the installation or use of similar equipment by others on the roof of the Building) and Tenant agrees that Landlord shall not be liable to Tenant therefor.

25.32.7 Any and all roof penetrations shall be inspected and approved by Landlord and its roofing consultant. Tenant shall (i) be solely responsible for any damage caused as a result of the Communication Equipment, (ii) promptly pay any tax, license or permit fees charged pursuant to any laws or regulations in connection with the installation, maintenance or use of the Communication Equipment and comply with all precautions and safeguards recommended by all governmental authorities, and (iii) pay for all necessary repairs, replacements to or maintenance of the Communication Equipment.

25.32.8 The Communication Equipment shall remain the sole property of Tenant. Tenant shall remove the Communication Equipment and related equipment at Tenant’s sole expense upon the expiration or sooner termination of this Lease or upon the imposition of any governmental law or regulation which may require removal, and shall repair the Building upon such removal to the extent required by such work of removal. If Tenant fails to remove the Communication Equipment and repair the Building within thirty (30) days after the expiration or earlier termination of this Lease, Landlord may do so at Tenant’s expense. The provisions of this Section 18.22 shall survive the expiration or earlier termination of this Lease.

25.33 Delivery of Non-Disturbance Agreement. Landlord shall use commercially reasonable efforts to deliver to Tenant a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) executed by the beneficiaries under any deeds of trust which encumber the Premises as of the Effective Date hereof.

9701 Jeronimo Road
-32-	[Intralase Corp]

IN WITNESS WHEREOF, Landlord and Tenant have caused their duly authorized representatives to execute this Lease as of the day and date first above written.

“Landlord”	9701 JERONIMO HOLDINGS, LLC,
a California limited liability company

By:
Name:
Its:

By:
Name:
Its:

“Tenant”	INTRALASE CORP., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

9701 Jeronimo Road
-33-	[Intralase Corp]

EXHIBIT A

9701 JERONIMO ROAD

SITE PLAN

9701 Jeronimo Road
EXHIBIT A – Page 1	[Intralase Corp]

EXHIBIT B

9701 JERONIMO ROAD

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations. Landlord shall enforce these Rules and Regulations on a non-discriminatory basis and shall not be responsible to Tenant for the nonperformance of any of said Rules and Regulations by or otherwise with respect to the acts or omissions of any other tenants or occupants of the Building.

1. Tenant shall not alter any lock or install any new or additional locks or bolts on any doors or windows of the Premises without obtaining Landlord’s prior written consent. Tenant shall bear the cost of any lock changes or repairs required by Tenant. Two keys will be furnished by Landlord for the Premises, and any additional keys required by Tenant must be obtained from Landlord at a reasonable cost to be established by Landlord.

2. All doors opening to public corridors shall be kept closed at all times except for normal ingress and egress to the Premises, unless electrical hold backs have been installed.

3. Landlord and his agents shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of invasion, mob, riot, public excitement, or other commotion, Landlord reserves the right to prevent access to the Building during the continuance of same by any means it deems appropriate for the safety and protection of life and property.

4. Landlord shall have the right to prescribe the weight, size and position of all safes and other heavy property brought into the Building above the first (1st) floor. Safes and other heavy objects shall, if considered necessary by Landlord, stand on supports of such thickness as is necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such safe or property in any case. All damage done to any part of the Building, its contents, occupants or visitors by moving or maintaining any such safe or other property shall be the sole responsibility of Tenant and any expense of said damage or injury shall be borne by Tenant.

5. Employees of Landlord shall not perform any work or do anything outside their regular duties unless under special instructions from Landlord.

6. The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed, and no foreign substance of any kind whatsoever shall be thrown therein. The expense of any breakage, stoppage or damage resulting from the violation of this rule shall be borne by the tenant who, or whose employees or agents, shall have caused it.

7. Tenant shall not overload the floor of the Premises or in any way deface the Premises or any part thereof without Landlord’s consent first had and obtained.

8. Except for materials used in connection with Tenant’s manufacturing, research and development practices and procedures, Tenant shall not use or keep in or on the Premises or the Building any kerosene, gasoline or other inflammable or combustible fluid or material. Tenant shall not use, keep or permit to be used or kept, any foul or noxious gas or substance in or on the Premises, or permit or allow the Premises to be occupied or used in a manner offensive or objectionable to Landlord by reason of noise, odors, or vibrations. .

9. Except for the designated warehouse portion of the Building, Tenant shall not bring into or keep within the Building or the Premises any animals, birds, or motor vehicles.

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EXHIBIT B – Page 1	[Intralase Corp]

10. The Premises shall not be used for the storage of merchandise, for lodging or for any improper, objectionable or immoral purposes. Notwithstanding the foregoing, Underwriters’ laboratory-approved equipment and microwave ovens may be used in the Premises for heating food and brewing coffee, tea, hot chocolate and similar beverages, provided that such use is in accordance with all applicable federal, state and city laws, codes, ordinances, rules and regulations, and does not cause odors which are objectionable to Landlord and other Tenants.

11. Landlord will approve where and how telephone and telegraph wires are to be introduced to the Premises. No boring or cutting for wires shall be allowed without the consent of Landlord. The location of telephone, call boxes and other office equipment affixed to the Premises shall be subject to the approval of Landlord.

12. Landlord reserves the right to exclude or expel from the Building any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

13. Tenant shall store all its trash and garbage within the interior of the Premises. No material shall be placed in the trash boxes or receptacles if such material is of such nature that it may not be disposed of in the ordinary and customary manner of removing and disposing of trash and garbage in the city in which the Building is located without violation of any law or ordinance governing such disposal. All trash, garbage and refuse disposal shall be made only through entry-ways and elevators provided for such purposes at such times as Landlord shall designate.

14. Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governmental agency.

15. Tenant shall assume any and all responsibility for protecting the Premises from theft, robbery and pilferage, which includes keeping doors locked and other means of entry to the Premises closed, when the Premises are not occupied.

16. No awnings or other projection shall be attached to the outside walls of the Building without the prior written consent of Landlord. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Premises without the prior written consent of Landlord. The sashes, sash doors, skylights, windows, and doors that reflect or admit light and air into the halls, passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels or other articles be placed on the windowsills.

17. The washing and/or detailing of or, the installation of windshields, radios, telephones in or general work on, automobiles shall not be allowed on the Real Property.

18. Tenant must comply with requests by the Landlord concerning the informing of their employees of items of importance to the Landlord.

19. Tenant shall comply with any non-smoking ordinance adopted by any applicable governmental authority.

20. Landlord may waive any one or more of these Rules and Regulations for the benefit of any particular tenant or tenants, but no such waiver by Landlord shall be construed as a waiver of such Rules and Regulations in favor of any other tenant or tenants, nor prevent Landlord from thereafter enforcing any such Rules or Regulations against any or all tenants of the Building. Landlord reserves the right at any time to change or rescind any one or more of these Rules and Regulations, or to make such other and further reasonable Rules and Regulations as in Landlord’s judgment may from time to time be necessary for the management, safety, care and cleanliness of the Premises and Building, and for the preservation of good order therein, as well as for the convenience of other occupants and tenants therein. Landlord shall not be responsible to Tenant or to any other person for the nonobservance of the Rules and Regulations by another tenant or other person. Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

9701 Jeronimo Road
EXHIBIT B – Page 2	[Intralase Corp]

EXHIBIT C

9701 JERONIMO ROAD

AMENDMENT TO LEASE

This AMENDMENT TO LEASE (“Amendment”) is made and entered into effective as of                     , 200    , by and between 9701 JERONIMO HOLDINGS, LLC, a California limited liability company (“Landlord”), and INTRALASE CORP., a Delaware corporation (“Tenant”)

R  E  C  I  T  A  L  S:

A. Landlord and Tenant entered into that certain Office Lease dated as of                      (the “Lease”) pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain “Premises”, as described in the Lease, known as 9701 Jeronimo Road, Irvine, California 92618.

B. Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning gives such terms in the Lease.

C. Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the Lease Term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Confirmation of Dates. The parties hereby confirm that (a) the Premises are Ready for Occupancy and Landlord has performed all work required to be performed by Landlord pursuant to the Tenant Work Letter attached to the Lease, (b) the Lease Term for the Lease commenced as of                      (the “Lease Commencement Date”) for a term of                      (            ) years ending on                      (the “Lease Expiration Date”) (unless sooner terminated or extended as provided in the Lease) and (c) in accordance with the Lease, Rent commenced to accrue on             .

2. No Further Modification. Except as set forth in this Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

9701 Jeronimo Road
EXHIBIT C – Page 1	[Intralase Corp]

IN WITNESS WHEREOF, this Amendment has been executed as of the day and year first above written.

“Landlord”	9701 JERONIMO HOLDINGS, LLC,
a California limited liability company

By:
Name:
Its:

By:
Name:
Its:

“Tenant”	INTRALASE CORP., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

9701 Jeronimo Road
EXHIBIT C – Page 2	[Intralase Corp]

EXHIBIT D

9701 JERONIMO ROAD

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises, as well as certain ongoing maintenance and mechanical responsibilities of Landlord regarding the Building’s HVAC system, as set forth on Schedule 1 plus the obligations of Landlord regarding certain physical issues to be addressed prior to the Lease Commencement Date as set forth on Schedule 2. All references in this Tenant Work Letter to “the Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit D.

SECTION 1

GENERAL CONSTRUCTION OF THE PREMISES

Except as set forth below, Landlord shall not be obligated to make any alterations or improvements to the Premises or Building. Notwithstanding the foregoing, Landlord agrees to deliver the Building and the Building’s systems, comprised of the electrical distribution system including panel boards, transformers and related switch gear, plumbing and plumbing fixtures, complete HVAC systems and HVAC systems controls, both DDC and pneumatic, fans, compressors, coils, boilers, condensers, chillers, VAV boxes, ice generation equipment, and roof (the “Building Systems”) in good operating condition and repair on the Lease Commencement Date, which, for purposes hereof shall mean a condition and/or level and/or standard wherein an impartial professional opinion would deem the productive and efficient life expectancy of the roof, Building and Building systems as defined herein to be a minimum of seven (7) years. In addition, Landlord agrees to deliver the Premises to Tenant on the Lease Commencement Date with (1) the exterior, parking area, walkways, interior structure (including restrooms), all mechanical equipment, fire and life safety equipment, in good working condition, (2) parking lot serving the Building re-sleurred and re-striped, (3) the landscaping around the Building upgraded as mutually agreed between Landlord and Tenant with all irrigation systems, timers and controls in good working condition, and (4) the exterior of the Building power-washed clean and all windows water tight. Without limiting the generality of the foregoing, Landlord shall perform the obligations set forth on Schedule 2 attached hereto, prior to the Lease Commencement Date.

SECTION 2

TENANT IMPROVEMENTS

2.1 Tenant Improvement Allowance. Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding $25.00 per rentable square foot of the Premises, for the costs relating to the initial design and construction of Tenant’s improvements which are permanently affixed to the Premises (the “Tenant Improvements”) during the twelve (12) months following the Effective Date of the Lease. In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance or obligated to make disbursements after the twelfth (12th) month following the Effective Date of the Lease. Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as such term is defined below) or disbursed during the twelve (12) months following the Effective Date of the Lease in accordance with the terms of this Tenant Work Letter.

9701 Jeronimo Road
EXHIBIT D – Page 1	[Intralase Corp]

2.2 Disbursement of the Tenant Improvement Allowance.

2.2.1 Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1 Payment of the fees of the “Architect” and the “Engineers,” as those terms are defined in Section 3.1 of this Tenant Work Letter, and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord’s consultants in connection with the preparation and review of the “Construction Drawings,” as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.1.2 The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3 The cost of construction of the Tenant Improvements, including, without limitation, contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4 The cost of any changes in the Base, Shell and Core work when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5 The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws and building codes (collectively, “Code”);

2.2.1.6 Sales and use taxes and Title 24 fees;

2.2.1.7 Tenant’s consultant, Rick Martin of CRESA Partners; and

2.2.1.8 All other costs to be expended by Landlord in connection with the construction of the Tenant Improvements.

2.2.2 Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

2.2.2.1 Monthly Disbursements. On or before the tenth (10th) day of each calendar month during the construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for payment of the “Contractor,” as that term is defined in Section 4.1 below, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the “Construction Budget,” as that term is defined in Section 4.2.1 below; (ii) invoices from all of “Tenant’s Agents,” as that term is defined in Section 4.1.2 below, for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Section 3262(d); and (iv) all other information reasonably requested by Landlord. Tenant’s request for payment shall be deemed Tenant’s acceptance and approval of the work furnished and/or the materials supplied as set forth in Tenant’s payment request. On or before the tenth (10th) day following the delivery of the above-referenced items, Landlord shall deliver a check to Tenant made jointly payable to Contractor and Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above, less a ten percent (10%) retention (the aggregate amount of such retentions to be known as the “Final Retention”) and (B) the balance of any

9701 Jeronimo Road
EXHIBIT D – Page 2	[Intralase Corp]

remaining available portion of the Tenant Improvement Allowance (not including the Final Retention), provided that Landlord does not dispute any request for payment based on non-compliance of any work with the “Approved Working Drawings”, as that term is defined in Section 3.4 below, or due to any substandard work, or for any other reason. Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2 Final Retention. Subject to the provisions of this Tenant Work Letter, a check for the Final Retention payable jointly to Tenant and Contractor shall be delivered by Landlord to Tenant following the completion of construction of the Premises, provided that (i) Tenant delivers to Landlord properly executed mechanics lien releases in compliance with both California Civil Code Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4), and (ii) Landlord has determined that no substandard work exists which adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning, life-safety or other systems of the Building, the curtain wall of the Building, the structure or exterior appearance of the Building, or any other tenant’s use of such other tenant’s leased premises in the Building.

2.2.2.3 Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

SECTION 3

CONSTRUCTION DRAWINGS

3.1 Selection of Architect/Construction Drawings. Tenant shall retain Ware/Malcomb (the “Architect”) to prepare the Construction Drawings. Tenant shall retain the engineering consultants reasonably approved by Landlord (the “ Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Premises. The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord’s approval. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters. Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2 Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Premises before any architectural working drawings or engineering drawings have been commenced. The final space plan (the “Final Space Plan”) shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Space Plan for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) cause the Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require, and (ii) deliver such revised Final Space Plan to Landlord.

3.3 Final Working Drawings. After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of

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EXHIBIT D – Page 3	[Intralase Corp]

architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord’s receipt of the Final Working Drawings for the Premises if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly (i) revise the Final Working Drawings in accordance with such review and any disapproval of Landlord in connection therewith, and (ii) deliver such revised Final Working Drawings to Landlord.

3.4 Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Premises by Tenant. After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1 Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1 The Contractor. A general contractor shall be retained by Tenant to construct the Tenant Improvements. Such general contractor (“Contractor”) shall be selected by Tenant and approved by Landlord, which approval shall not be unreasonably withheld.

4.1.2 Tenant’s Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided that, in any event, Tenant must contract with Landlord’s base building subcontractors for any mechanical, electrical, plumbing, life safety, structural, heating, ventilation, and air-conditioning work in the Premises. If requested by Landlord, Tenant’s Agents shall all be union labor in compliance with the master labor agreements existing between trade unions and the local chapter of the Associated General Contractors of America.

4.2 Construction of Tenant Improvements by Tenant’s Agents.

4.2.1 Intentionally Omitted.

4.2.2 Tenant’s Agents.

4.2.2.1 Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work. Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in accordance with the Approved Working Drawings.

4.2.2.2 Intentionally Omitted.

4.2.2.3 Indemnity. Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in

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EXHIBIT D – Page 4	[Intralase Corp]

connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment. Such indemnity by Tenant, as set forth in the Lease, shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to Landlord’s performance of any ministerial acts reasonably necessary (i) to permit Tenant to complete the Tenant Improvements, and (ii) to enable Tenant to obtain any building permit or certificate of occupancy for the Premises.

4.2.2.4 Insurance Requirements.

4.2.2.4.1 General Coverages. All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2 Special Coverages. Tenant shall carry “Builder’s All Risk” insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, and such other insurance as Landlord may require, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof. Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3 General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense. All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s Property Manager, Landlord’s Asset Manager, and all mortgagees and ground lessors of the Building. All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

4.2.3 Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4 Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same. Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that in the event Landlord determines that a defect or deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter might adversely affect the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Building, the structure or exterior appearance of the Building or any other tenant’s use of such other tenant’s leased premises, Landlord may, take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability

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EXHIBIT D – Page 5	[Intralase Corp]

on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s satisfaction.

4.2.5 Meetings. Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Tenant, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be provided to Landlord. One such meeting each month shall include the review of Contractor’s current request for payment.

4.3 Notice of Completion; Copy of “As Built” Plans. Within ten (10) days after completion of construction of the Tenant Improvements, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant’s agent for such purpose, at Tenant’s sole cost and expense. At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, and (C) to deliver to Landlord two (2) sets of sepias of such as-built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4 Coordination by Tenant’s Agents with Landlord. Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

LANDLORD DELAY

As used in the Lease, the term “Landlord Delay” means (i) the failure of the Building to comply with applicable laws which failure prevents Tenant from obtaining building permits for the Tenant Improvements and (ii) the failure of Landlord to complete any item on Schedule 2, which failure actually prevents Tenant from being able to physically occupy or use the Premises, or actually causes a delay in Tenant’s completion of the Tenant Improvements.

SECTION 6

MISCELLANEOUS

6.1 Tenant’s Representative. Tenant has designated Rick Martin as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2 Landlord’s Representative. Landlord has designated Optima Asset Management Services, Attention: Doug Morehead, as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

9701 Jeronimo Road
EXHIBIT D – Page 6	[Intralase Corp]

6.3 Time of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

6.4 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if an event of default by Tenant of this Tenant Work Letter or the Lease has occurred at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such inaction by Landlord).

9701 Jeronimo Road
EXHIBIT D – Page 7	[Intralase Corp]

SCHEDULE 1

HVAC LANDLORD MAINTENANCE AGREEMENT

Section 1. Scope of Agreement

For the entire Lease Term as defined in the Lease, Landlord agrees to maintain in good working condition, repair, refurbish or replace at its sole cost and expense, all of the HVAC components of the Building up to the point of delivery of the hot and cold water to the distribution centers of the Building, as well as the package air conditioning units and exhaust fans units on the roof of the single-story portion of the Building, including all relevant equipment within the various mechanical rooms that serve each of the two Buildings, and the following existing components within the primary mechanical room of the Building known as 9701 Jeronimo:

1.	Four (4) 100 - ton compressors.

2.	2 Baltimore Air Coil Ice Banks.

3.	2 200-ton (each) chiller barrels.

4.	The cooling tower currently on the roof of the 9703 Jeronimo Building servicing the existing equipment.

5.	4 100 hp motors which drive the compressors of the existing system.

6.	Related refrigeration system appurtenances and components.

7.	1 Domestic hot water boiler and associated tank, pump and ping appurtenances.

8.	1 Reheat boiler of approx. 1.7 btu in size, and associated pump, tank and related appurtenances located on the 9701 Jeronimo roof.

9.	Existing controls and piping for the equipment in the HVAC mechanical room.

10.	Potential code’ clearance issues, if they arise, of the existing approx. 2,000 amp switch panels in the mechanical room. In the event a portion or all of the panels have to be relocated, Landlord shall obtain the approval of the Tenant’s Architect for selection of the alternate location.

11.	Equipment within each fan room, including central air handlers serving basement, 1st floor, 2nd floor and 3rd floor of 9701 Jeronimo.

12.	Primary control system.

13.	Pneumatic control “front end system”.

14.	Chemical water treatment.

15.	Direct Digital control system for central heating and cooling plant equipment.

16.	Control air compressor and refrigerated air dryer.

Not included in the Landlord’s responsibilities for ongoing repair or replacement are the equipment and delivery components, outside of the mechanical rooms, throughout each Building, including VAV boxes, controls, thermostats, piping, filters, switch boxes or other components of the HVAC delivery system which is outside of the main mechanical room, or below the package units in the single-story portion of the Premises.

Section 2. Consideration

In consideration of this full Lease Term maintenance obligation, Tenant shall pay to Landlord a minimum of $3,500.00 per month to a maximum of $4,500.00 per month (not including water treatment expenses, which shall be the responsibility of Tenant), adjusted annually as may be required based on

9701 Jeronimo Road
SCHEDULE 1 – Page 1	[Intralase Corp]

current market conditions for such service, but not beyond or below the cost that would otherwise be incurred to service a comparable system in good operating condition and adjusted proportionally for any abusive usage of the HVAC system, an amount considered to be the amount a Tenant would have to pay to a Landlord of a comparable building for monthly costs of maintenance and repairs of the HVAC systems in a building of comparable size. Tenant nevertheless shall have the option to cancel this contract and to procure any other maintenance provider at any time after the end of the first year of the Lease, subject to providing Landlord written thirty (30) day notice of cancellation. The final consideration for the first year shall be agreed upon by the parties within thirty (30) days after execution of the Lease.

Section 3. Landlord’s Response Commitment

•	The Landlord shall use its best efforts to see that a technician is on site within 2 - 4 hours of notification from Tenant of a problem, in the event of an air conditioning emergency.

•	Landlord will use its best efforts to respond to any HVAC issue within 4 – 6 hours, but in no event longer than 24 hours from the time Tenant notifies Landlord’s manager, Optima Asset Management Services, Inc. (the “Management Company”) at (949) 852-0900. This number is accessible 24 hours each a day for emergencies. If the issue is not resolved within 24 hours, Tenant shall at its discretion have the right to initiate a reasonable remedy, the reasonable expense of which shall be passed on to Landlord.

•	The Landlord believes that in almost all circumstances, repair issues which may arise can be repaired and operational within a 24 hour period.

•	The Landlord will retain Orange County Air Conditioning Co. or another qualified local air-conditioning contractor familiar with the systems in place at the building during the term of the Lease.

•	In the unlikely event that Tenant does not get an immediate response from the Management Company, Tenant may contact Doug Morehead on his cell phone at (949) 678-3602, or John R. Saunders, the owner, at his office (949) 251-0444, or nights at his residence (949) 643-2399.

•	The Landlord shall at all times keep Tenant informed of any changes in the above noted contact information.

9701 Jeronimo Road
SCHEDULE 1 – Page 2	[Intralase Corp]

SCHEDULE 2

LANDLORD OBLIGATIONS

1.	Landlord, at its sole expense shall power wash the building exterior prior to the Lease Commencement Date. The exact timing of this work shall be by mutual agreement between the parties.

2.	Within thirty (30) days of the execution of the Lease, the Landlord, at its sole expense, shall mitigate, repair or replace the cause of any infiltration of water from the perimeter of the building along the window line or spandral portions of the Building and implement any repair work needed as a result of water infiltration from either the roof or the perimeter of the Building.

3.	The Landlord shall provide a monetary allowance as reasonably necessary to the Tenant for work that will be required to the Building’s front entry doors, walk way, cafeteria and drive way circle to conform to current ADA guidelines. The work is to be done by the Tenant’s contractors in conjunction with their Architect, Ware Malcomb (the “Tenant’s Architect”). However, as to any of the above ADA compliance work that requires architectural input, Landlord and Tenant’s Architect shall execute a separate retainer agreement for said work, and Landlord shall directly compensate Tenant’s Architect for said work.

4.	The Landlord, at its expense, shall immediately provide for the replacement of the existing cooling tower with one of appropriate size and capacity which is located on the roof of the low rise portion of the Premises. Replacement of this cooling tower shall be done so as not to interfere with the construction of the Tenant Improvements by Tenant’s contractors.

5.	Within thirty (30) days after execution of the Lease, Landlord and Tenant shall determine jointly if the reheat boiler of approx. 1.7 btu in size, and associated pump, tank and related appurtenances located on the 9701 Jeronimo roof will need to be replaced. Replacement of this boiler, if necessary, shall be done so as not to interfere with the construction of the Tenant Improvements by Tenant’s contractors.

6.	The Landlord, at its expense, shall contract with HBI to do a Mold Inspection of the building as soon as HBI can accommodate. The results of this inspection shall be delivered to both parties, and a plan for remediation, if any, as mutually approved by the parties, will be designed so as not to materially interfere with or delay the Tenant Improvements. Such plan for remediation, if any shall be implemented by Landlord at Landlord’s sole cost and expense.

7.	The Landlord, at its sole expense, shall be responsible for repairing the roofs so as to satisfy a third party qualified roof-inspection company of Landlord’s choice, and subject to Tenant’s approval of said choice, that these roofs shall have a minimum of a seven (7) year life expectancy.

8.	Landlord, at its sole expense, shall continue the ongoing repair of the vandalized piping and controls in the mechanical room. The anticipated completion of this work is February 25, 2005. After this work is complete, operation of the system will be initiated to determine if it is performing at capacity. If the equipment is not performing at capacity, Landlord will undertake any repairs necessary to insure that it becomes fully operational in an expedient fashion and prior to the Lease Commencement Date. A plan for implementation, if any, will be designed so as not to materially interfere with the Tenant Improvements or Lease Commencement Date.

9.	Landlord, at its sole expense, shall slurry coat and re-stripe the existing parking lot at such time as to not interfere with the Tenant Improvements. In any event, such work shall be done prior to the Lease Commencement Date.

10.	Landlord shall be financially responsible for ADA compliance of the cafeteria restrooms and the lower level showers.

9701 Jeronimo Road
SCHEDULE 2 – Page 1	[Intralase Corp]

EXHIBIT E

9701 JERONIMO ROAD

FORM OF TENANT’S ESTOPPEL CERTIFICATE

The undersigned, as Tenant under that certain Office Lease (the “Lease “) made and entered into as of                     , 200     and between 9701 JERONIMO HOLDINGS, LLC, a California limited liability company, as Landlord, and the undersigned as Tenant, for Premises on the                      (            ) floor(s) of the Building located at 9701 Jeronimo Road, Irvine, California 92618 hereby certifies as follows:

1. Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto. The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2. The undersigned has commenced occupancy of the Premises described in the Lease, currently occupies the Premises, and the Lease Term commenced on                             .

3. The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

4. Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

5. Tenant shall not modify the documents contained in Exhibit A or prepay any amounts owing under the Lease to Landlord in excess of thirty (30) days without the prior written consent of Landlord’s mortgagee.

6. Base Rent became payable on                             .

7. The Lease Term expires on                             .

8. All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.

9. No rental has been paid in advance and no security has been deposited with Landlord except as provided in the Lease.

10. As of the date hereof, there are no existing defenses or offsets that the undersigned has, which preclude enforcement of the Lease by Landlord.

11. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through                             . The current monthly installment of Base Rent is $                    .

12. The undersigned acknowledges that this Estoppel certificate may be delivered to Landlord’s prospective mortgagee, or a prospective purchaser, and acknowledges that it recognizes that if same is done, said mortgagee, prospective mortgagee, or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part, and in accepting an assignment of the Lease as collateral security, and that receipt by it of this certificate is a condition of making of the loan or acquisition of such property.

13. If Tenant is a corporation or partnership, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to

9701 Jeronimo Road
EXHIBIT E – Page 1	[Intralase Corp]

do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

Executed at                              on the                      day of                             , 200    .

“Tenant”	INTRALASE CORP., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

9701 Jeronimo Road
EXHIBIT E – Page 2	[Intralase Corp]

9701 JERONIMO ROAD

OFFICE LEASE

9701 JERONIMO HOLDINGS, LLC,

a California limited liability company,

as Landlord,

and

INTRALASE CORP.,

a Delaware corporation

as Tenant.

9701 Jeronimo Road
[Intralase Corp]

9701 JERONIMO ROAD

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (the “Summary”) is hereby incorporated by reference into and made a part of the attached Office Lease. Each reference in the Office Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term. In the event of a conflict between the terms of this Summary and the Office Lease, the terms of the Office Lease shall prevail. Any initially capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Office Lease.

	TERMS OF LEASE (References are to the Office Lease)	DESCRIPTION
1.	Dated as of:	, 2005 (the “Effective Date”)

2.	Landlord:	9701 JERONIMO HOLDINGS, LLC, a California limited liability company

3.	Address of Landlord (Section 25.15):	c/o Saunders Property Company 4525A MacArthur Blvd. Newport Beach, CA 92660

and

Teel, Palmer & Roeper, LLP
11455 El Camino Real, Suite 300
San Diego, CA 92130
Attn: Dean E. Roeper, Esq.

4.	Tenant:	INTRALASE CORP., a Delaware corporation

5.	Address of Tenant	3 Morgan
	(Section 25.15):	Irvine, CA 92618
Attn:
(Prior to Lease Commencement Date)

and

9701 Jeronimo Road
Irvine, California 92618
Attn:
(After Lease Commencement Date)

6.	Premises (Article 1):

	6.1 Premises:	Approximately 128,670 rentable square feet of space located within the Building (as defined below) and common areas located at 9701 Jeronimo Road.

9701 Jeronimo Road
-i-	[Intralase Corp]

	6.2 Building:	The Premises are located in the “Building” and surrounding real property whose address is 9701 Jeronimo Road, Irvine, California 92618.

7.	Term (Article 2):

	7.1 Lease Term:	One hundred twenty-four (124) months

	7.2 Option Term(s):	Two (2) Options for sixty (60) months each

	7.3 Lease Commencement Date:	May 1, 2005, provided that such date shall be extended one (1) day for each day of Landlord Delay (as defined in Exhibit D).

	7.4 Lease Expiration Date:	The last day of the month in which the one hundred twenty-fourth (124th) anniversary of the Lease Commencement Date occurs.

	7.5 Lease Amendment:	Landlord and Tenant shall confirm the Lease Commencement Date and the Lease Expiration Date in an Amendment to the Lease (Exhibit C) to be executed pursuant to Article 2 of the Office Lease.
8.	Base Rent (Article 3):

Lease Months	Annual Base Rent	Monthly Installment of Base Rent	Annual Base Rental Rate per Rentable Square Foot*
1-12**	$1,435,957.20	$119,663.10	$0.930
13-24	$1,502,585.61	$125,215.47	$0.973
25-36	$1,572,305.59	$131,025.47	$1.018
37-48	$1,645,260.57	$137,105.05	$1.066
49-60	$1,721,600.66	$143,466.72	$1.115
61-72	$1,801,482.93	$150,123.58	$1.167
73-84	$1,885,071.73	$157,089.31	$1.221
85-96	$1,972,539.06	$164,378.26	$1.278
97-108	$2,064,064.88	$172,005.41	$1.337
109-120	$2,159,837.49	$179,986.46	$1.399
121-124	$2,260,474.50	$188,372.88	$1.464

*	Base Rental Rate per rentable square foot shall automatically increase by 4.64% on each annual anniversary of the Lease Commencement Date.
**	Subject to Section 3.2 Rent Abatement.

9.	Additional Rent (Article 4):

	9.1 Tenant’s Share of Operating Expenses (and Utilities Costs):	100% (See Section 4.2.7 of Office Lease).

10.	Security Deposit (Article 20):	$119,663.10.

11.	Guarantor(s):	None

9701 Jeronimo Road
-ii-	[Intralase Corp]

12.	Number of Parking Passes(Article 24):	Three (3) unreserved parking passes for each 1,000 rentable square feet of the Premises.

13.	Brokers (Section 25.19):	Ken Ward of CRESA Partners for Tenant; and Philip C. Cohen of CB Richard Ellis for Landlord.

14.	Tenant Improvement Allowance (Exhibit D):	One-time allowance up to $25.00 per rentable square foot. See Exhibit D.

9701 Jeronimo Road
-iii-	[Intralase Corp]

The foregoing terms of this Summary are hereby agreed to by Landlord and Tenant.

“Landlord”	9701 JERONIMO HOLDINGS, LLC,
a California limited liability company

By:
Name:
Its:

By:
Name:
Its:

“Tenant”	INTRALASE CORP., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its:

9701 Jeronimo Road
-iv-	[Intralase Corp]

9701 JERONIMO ROAD

EXHIBITS:

A	SITE PLAN
B	RULES AND REGULATIONS
C	AMENDMENT TO LEASE
D	TENANT WORK LETTER
E	ESTOPPEL CERTIFICATE

9701 Jeronimo Road
-v-	[Intralase Corp]

9701 JERONIMO ROAD

INDEX OF DEFINED TERMS

Additional Rent	4
Affected Portions	11
Affiliate	20
Alterations	13
Amendment	Exhibit C
Approved Working Drawings	Exhibit D
Architect	Exhibit D
Base Rent	4
Brokers	29
Building	Summary
Claims	14
Code	Exhibit D
Communication Equipment	31
Construction Drawings	Exhibit D
Contractor	Exhibit D
Control	20
Effective Date	Summary
Engineers	Exhibit D
Estimate	8
Estimate Statement	8
Estimated Operating Expenses	8
Estimated Utilities Costs	8
Excluded Changes	26
Expense Year	5
Final Retention	Exhibit D
Final Space Plan	Exhibit D
Final Working Drawings	Exhibit D
Force Majeure	29
Governmental Laws	1
Hazardous Materials	11
Insurance Start Date	15
Interest Notice	2
Interruption Period	11
Landlord	1
Landlord Delay	Exhibit D
Landlord Parties	14
Lease	1
Lease Commencement Date	2
Lease Expiration Date	2
Lease Term	2
Lease Year	2
Notices	29
number of days	Exhibit D
Operating Expenses	5
Option Notice	2
Option Rent	2
Option Rent Notice	2
Option Term	2

9701 Jeronimo Road
-vi-	[Intralase Corp]

Outside Agreement Date	3
Premises	1
Proposition 13	6
Remedial Work	10
rent	24
Rent	4
Rules and Regulations	1
Security Deposit	25
SNDA	32
Statement	8
Structural Portions	12
Subject Space	18
Summary	Summary
Tax Expenses	6
Tenant	1
Tenant Affiliates	10
Tenant Improvement Allowance	Exhibit D
Tenant Improvement Allowance Items	Exhibit D
Tenant Improvements	Exhibit D
Tenant Work Letter	Exhibit D
Tenant’s Architect	Schedule 2
Tenant’s Utilities	7
Tenant’s Agents	Exhibit D
Tenant’s Share	8
Transfer Notice	18
Transferee	18
Transfers	18
Utilities Costs	7

9701 Jeronimo Road
-vii-	[Intralase Corp]

9701 JERONIMO HOLDINGS, LLC

c/o Saunders Property Company

4525A MacArthur Blvd.

Newport Beach, CA 92660

January 31, 2005

VIA FACSIMILE

IntraLase Corp.

3 Morgan

Irvine, CA 92618

Attention: Charline Gauthier

Re:	Office Lease (“Lease”) between 9701 JERONIMO HOLDINGS, LLC, a California limited liability company (“Landlord”) and INTRALASE CORP., a Delaware corporation (“Tenant”) for 9701 Jeronimo Road, Irvine, California 92618 (the “Premises”)

Dear Charline:

This letter is to confirm our agreement that the Landlord or an Affiliate of Landlord (as described below) hereby agrees to loan to Tenant (“Excess Tenant Improvement Allowance Loan”) a maximum of $20.00 per rentable square foot in the Premises (“Cap”), which Excess Tenant Improvement Allowance Loan shall be (i) used solely to reimburse Tenant, up to the Cap, for actual “hard” costs (i.e., materials and labor as opposed to costs of consultants and other “soft” costs) incurred in connection with the construction of the Tenant Improvements, and (ii) disbursed in the same manner as described in Section 2 of the Tenant Work Letter attached to the Lease. The Excess Tenant Improvement Allowance Loan shall be repaid by Tenant to Landlord (or to the designated Affiliate of Landlord) in equal monthly installments (“Excess Tenant Improvement Allowance Loan Payments”) in an amount that would fully amortize the Excess Tenant Improvement Allowance Loan over an amortization period commencing on the first day of the calendar month following disbursement of the Excess Tenant Improvement Allowance Loan and ending with the 84th full calendar month of the Lease term, with interest from the date of expenditure on the outstanding principal balance, computed at the rate of ten percent (10%) per annum (but not to exceed the maximum rate permitted by law). The Excess Tenant Improvement Allowance Loan Payments shall be due and payable on the first day of each month. The obligation of Tenant to pay the Excess Tenant Improvement Allowance Loan Payments is separately enforceable by Landlord or its Affiliate and shall survive (but shall be repayable in full, including all outstanding principal and accrued and unpaid interest, upon) the expiration or earlier termination of the Lease and, because such obligation is intended to be a loan, is not subject to any mitigation of the amount due.

Tenant may decide whether or not to borrow any amount of the Excess Tenant Improvement Allowance Loan in Tenant’s sole discretion. In the event Tenant elects to borrow

IntraLase Corp.

January 31, 2005

any amount of the Excess Tenant Improvement Allowance Loan, Tenant shall provide Landlord with 60 days’ prior written notice of the amount requested for the Excess Tenant Improvement Allowance Loan. In the event Tenant fails to so notify Landlord within 180 days of the Lease Commencement Date, on such date, Landlord’s obligation to loan the Excess Tenant Improvement Allowance Loan shall be null and void and of no further force and effect.

Concurrently with Tenant’s written election to borrow the Excess Tenant Improvement Allowance Loan in accordance with the foregoing, Tenant shall deliver to Landlord an unconditional, clean, irrevocable letter of credit with a term of at least one (1) year (the “L-C”) in the amount of then-unamortized balance of the Excess Tenant Improvement Allowance Loan, which L-C shall be issued by a money-center bank (a bank which accepts deposits, maintains accounts, has a local Orange County office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord. Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C. The L-C shall be held by Landlord as security for the faithful performance by Tenant of its obligation to repay the Excess Tenant Improvement Allowance Loan as set forth herein. The L-C shall not be mortgaged, assigned or encumbered in any manner whatsoever by Tenant without the prior written consent of Landlord. If Tenant defaults with respect to any provisions of this letter agreement or defaults with respect to any provisions of the Lease which default results in a judgment in favor of Landlord, , or if Tenant fails to renew the L-C at least thirty (30) days before its expiration, Landlord may, but shall not be required to, draw upon that portion of the L-C necessary for the payment of any Rent or any other sum in default, or for the payment of any amount that Landlord may reasonably spend or may become obligated to spend by reason of Tenant’s default, or to compensate Landlord for reasonably related loss or damage that Landlord may suffer by reason of Tenant’s default; provided, however, that Landlord may draw upon all of the L-C in the event that Tenant fails to renew the L-C at least thirty (30) days before its expiration; provided further that Tenant may, within ninety (90) days of the date upon which Landlord draws upon the L-C for Tenant’s failure to timely renew the L-C, provide Landlord with a new L-C, which L-C meets all of the criteria for the L-C as set forth herein, in the amount of the Excess Tenant Improvement Allowance Loan then outstanding, and upon Landlord’s receipt of such new L-C, Landlord shall promptly return the prior L-C to the Tenant. Tenant shall have the right to exchange the L-C at any time for a substitute letter of credit, provided that such substitute letter of credit meets all of the criteria for the L-C as set forth herein. The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by the Lease or by law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled. If any portion of the L-C is drawn upon, Tenant shall, within five (5) days after written demand therefor, either (i) deposit cash with Landlord (which cash shall be applied by Landlord to the L-C Security Deposit) in an amount sufficient to cause the sum of the L-C Security Deposit and the amount of the remaining L-C to be equivalent to the amount of the L-C then required under this letter agreement or (ii) reinstate the L-C to the amount then required under this letter agreement and Tenant’s failure to do so shall be a default under this letter agreement and the Lease. Tenant acknowledges that Landlord has the right to transfer or mortgage its interest in the Real Property and the Building and in this Lease and Tenant agrees that in the event of any such transfer or mortgage, Landlord shall have the right to transfer or assign the L-C to the transferee

IntraLase Corp.

January 31, 2005

or mortgagee, and in the event of such transfer, Tenant shall look solely to such transferee or mortgagee for the return of the L-C. In addition, Landlord shall have the right to assign or pledge the L-C to any other lender providing a loan to Landlord. If Tenant shall fully and faithfully perform every provision of the Lease and this letter agreement to be performed by it, the L-C, or any balance thereof, shall be returned to Tenant within thirty (30) days following the expiration of the Lease Term.

Notwithstanding anything to the contrary contained herein, Landlord shall have the right to cause an affiliate of Landlord (“Affiliate”) to make the Excess Tenant Improvement Allowance Loan to Tenant, in which case the Affiliate shall have all of the rights and remedies of Landlord described herein for Tenant’s default under this letter agreement and/or the Lease.

Assuming the above reflects our agreement regarding this matter, please execute below where indicated and return the same to me at the above-referenced address.

Respectfully,

9701 JERONIMO HOLDINGS, LLC,
a California limited liability company

By:
Name:
Its:

ACKNOWLEDGED AND AGREED
THIS 31st DAY OF January 2005:

INTRALASE CORP., a Delaware corporation

By:
Name:
Its:

By:
Name:
Its: